As filed with the Securities and Exchange Commission on November 24, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________
PIONEER ENERGY SERVICES CORP.
(Exact name of registrant as specified in its charter)
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Delaware	1381	74-2088619
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1250 N.E. Loop 410, Suite 1000 San Antonio, Texas 78209 (855) 884-0575
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_________________________

Bryce T. Seki
Vice President, General Counsel, Secretary and Compliance Officer
Pioneer Energy Services Corp.
1250 N.E. Loop 410, Suite 1000
San Antonio, Texas 78209
(855) 884-0575
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________________

Copies to:
Daryl L. Lansdale, Jr.
Norton Rose Fulbright US LLP
111 W. Houston Street, Suite 1800
San Antonio, Texas 78205
(210) 224-5575
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Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller Reporting Company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Common Stock, par value $.001 per share	749,428(3)	$10.81(4)	$8,101,317	$883.85
5.00% Convertible Senior Unsecured PIK Notes due 2025	$167,440,199(5)	100%	$167,440,199	$18,267.73
Common Stock, par value $.001 per share, issuable upon conversion of the 5.00% Convertible Senior Unsecured PIK Notes due 2025	12,558,015			(6)
Total				$19,151.58
(1)The registration fee has been calculated pursuant to Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $109.10 per $1,000,000 of the proposed maximum aggregate offering price.
(3)Pursuant to Rule 416 of the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with anti-dilution provisions or stock splits, stock dividends, recapitalizations or similar events.
(4)There currently is no public market for the shares of Common Stock being registered hereunder. Pursuant to Rule 457(a), the offering price has been determined based upon the most recent independent third-party valuation of our Common Stock, dated as of July 31, 2020, which the registrant obtained for accounting and tax-reporting purposes.
(5)Represents the maximum principal amount at maturity of the 5.00% Convertible Senior Unsecured PIK Notes due 2025 (the “Convertible Notes”), that were issued pursuant to the Plan, as defined below, and that may be issued upon the payment of interest in kind on the Convertible Notes.
(6)Represents the number of shares of common stock that may be issued upon conversion of the Convertible Notes registered hereunder (including shares issuable upon the conversion of Convertible Notes issued as paid-in-kind interest through November 15, 2025). As more fully described in the registration statement, the initial conversion rate is 75 shares of Common Stock per $1,000 principal amount of the Convertible Notes. The shares of Common Stock issued upon conversion of the Convertible Notes are not subject to an additional fee pursuant to Rule 457(i) of the Securities Act since no additional consideration will be received for the shares of Common Stock issuable upon conversion of the Convertible Notes. Pursuant to Rule 416 of the Securities Act, such number of shares of Common Stock registered hereby shall include an indeterminate number of shares of Common Stock that may be issued in connection with anti-dilution provisions or stock splits, stock dividends, recapitalizations or similar events.
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The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted
SUBJECT TO COMPLETION DATED NOVEMBER 24, 2020
PRELIMINARY PROSPECTUS

Pioneer Energy Services Corp.
749,428 Shares of Common Stock

5.00% Convertible Senior Unsecured PIK Notes due 2025

12,558,015 Shares of Common Stock Issuable Upon Conversion of the
5.00% Convertible Senior Unsecured PIK Notes due 2025

______________________

This prospectus relates to the offer and sale by the selling security holders identified in this prospectus of (i) 749,428 shares of our common stock (the “Common Stock”), (ii) approximately $127,838,907 in aggregate principal amount of 5.00% Convertible Senior Unsecured PIK Notes due 2025 (the “Convertible Notes”), plus an additional $39,601,292 of Convertible Notes that are issuable as in-kind interest payments on the currently outstanding Convertible Notes, and (iii) up to 12,558,015 shares of Common Stock issuable upon conversion of the Convertible Notes (the securities described in the foregoing clauses (i) through (iii) collectively referred to as the “Securities”).

We are registering the offer and sale of the Securities pursuant to registration rights we have granted under a Registration Rights Agreement dated as of May 29, 2020 (the “Registration Rights Agreement”). We have agreed to bear all of the expenses incurred in connection with the registration of the Securities. The selling securityholders will pay or assume brokerage commissions and similar charges, if any, incurred in the sale of the Securities.
We are not selling any Securities under this prospectus and we will not receive any proceeds from the sale of the Securities by the selling securityholders. Our registration of the Securities covered by this prospectus does not mean that the selling securityholders will offer or sell any of the Securities. The Securities to which this prospectus relates may be offered and sold from time to time directly by the selling securityholders or alternatively through underwriters, broker dealers, or agents. The selling securityholders will determine at what price they may sell the Securities offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. For additional information on the methods of sale that may be used by the selling securityholders, see the section entitled “Plan of Distribution.” For a list of the selling securityholders, see the section entitled “Selling Securityholders.”
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.
There is currently no public trading market for the Securities. Upon completion of this offering, we will attempt to have the Common Stock quoted on the OTCQX operated by the Financial Industry Regulatory Authority (“FINRA”). There is no assurance that the Securities will ever be quoted on the OTCQX. To be quoted on the OTCQX, a market maker must apply with the Financial Industry Regulatory Authority (“FINRA”) to make a market in our Securities. As of the date of this registration statement, we have not engaged in preliminary discussions with a FINRA market maker regarding participation in a future trading market for our Securities, and no filing with FINRA has been made.

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Investing in the Securities involves risks. See “Risk Factors” on Page 5 of this prospectus for a discussion of the risks regarding an investment in the Securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
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The date of this prospectus is , 20 .

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not, and the selling securityholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling securityholders are not, making an offer to sell the Securities in any jurisdiction where such an offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference in this prospectus is correct as of any time after its date. Information contained on our website, or any other website operated by us, is not part of this prospectus.

For investors outside the United States: we have not, and the selling securityholders have not, taken any action to permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offer and sale of the Securities and the distribution of this prospectus outside the United States.
This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

EXPLANATORY NOTE

On March 1, 2020, Pioneer Energy Services Corp. (the “Company”) and its affiliates, Pioneer Coiled Tubing Services, LLC, Pioneer Drilling Services, Ltd., Pioneer Fishing & Rental Services, LLC, Pioneer Global Holdings, Inc., Pioneer Production Services, Inc., Pioneer Services Holdings, LLC, Pioneer Well Services, LLC, Pioneer Wireline Services Holdings, Inc. and Pioneer Wireline Services, LLC filed voluntary petitions for relief under Title 11 (“Chapter 11”) of the United States Code (the “Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) and, on March 2, 2020, filed the prepackaged Chapter 11 plan of reorganization (the “Plan”) with the Bankruptcy Court. On May 11, 2020, the Bankruptcy Court entered an order, Docket No. 331 (the “Confirmation Order”) confirming the Plan. On May 29, 2020 (the “Effective Date”) the conditions to effectiveness of the Plan were satisfied and the Company emerged from Chapter 11. As part of the transactions undertaken pursuant to the Plan, the Company was converted from a Texas corporation to a Delaware corporation.

On the Effective Date, by operation of the Plan, all agreements, instruments, and other documents evidencing, relating to or connected with any equity interests of the Company, including the existing common stock, issued and outstanding immediately prior to the Effective Date, and any rights of any holder in respect thereof, were deemed canceled, discharged and of no force or effect. In connection with the Company’s emergence from bankruptcy and pursuant to the Plan, the Company created a new class of common stock, par value $0.001 per share (the “Common Stock”) and issued, among other securities, (i) 1,049,804 shares of Common Stock with approximately 94.25% of such Common Stock being issued to holders of our prepetition 6.125% senior notes outstanding immediately prior to the Effective Date and 5.75% issued to the holders of the then-existing common stock, and (ii) $129,771,000 aggregate principal amount of 5.00% convertible senior unsecured pay-in-kind notes due 2025 (the “Convertible Notes,” and together with the Common Stock, the “Securities”).

On the Effective Date, pursuant to the Plan, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with certain parties who received the Securities on the Effective Date (the “Securityholders”). The Registration Rights Agreement provides resale registration rights for the Securityholders’ Registrable Securities (as defined in the Registration Rights Agreement). Pursuant to the Registration Rights Agreement, Securityholders have customary demand, shelf and piggyback registration rights, subject to the limitations set forth in the Registration Rights Agreement. Under their demand registration rights, Securityholders with an aggregate ownership percentage of at least 30% (15% after the Company completes its initial underwritten public offering (as such term is defined in the Registration Rights Agreement)) have the right to demand the Company register any or all of their Registrable Securities under the Securities Act of 1933. The Company is not obligated to effect a demand registration under certain circumstances. The Company will generally pay all registration expenses in connection with its obligations under the Registration Rights Agreement, regardless of whether a registration statement becomes effective. The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as blackout periods.

The Company is filing this Registration Statement on Form S-1 pursuant to the foregoing obligation. The foregoing description of the Registration Rights Agreement is only a summary and does not purport to be complete, and such description is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on June 2, 2020.

For more information on the events that occurred, agreements we entered into, and securities issued in connection with our emergence from the chapter 11 proceedings, see our Current Report on Form 8-K filed with the Commission on June 2, 2020.

Unless otherwise noted or suggested by context, all financial information and data and accompanying financial statements and corresponding notes, as of and prior to the Effective Date, as contained in this prospectus or incorporated by reference, reflect the actual historical consolidated results of operations and financial condition of the Company for the periods presented and do not give effect to the Plan or any of the transactions contemplated thereby or the adoption of “fresh-start” accounting. Accordingly, such financial information may not be representative of our performance or financial condition after the Effective Date. Except with respect to such historical financial information and data and accompanying financial statements and corresponding notes or as otherwise noted or suggested by the context, all other information contained in this prospectus relates to the Company following the Effective Date. The Company filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 on August 19, 2020, which reflected the adoption of “fresh-start” accounting.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we have incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended (“Securities Act”) and Section 21E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “seek,” “will,” “should,” “goal” or other words that convey the uncertainty of future events or outcomes. Statements we make in this prospectus that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements based on our current beliefs, intentions, and expectations and are not guarantees or indicators of future performance. These forward-looking statements have been made in good faith, but they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following:

•risks and uncertainties relating to the effects of our bankruptcy on our business and relationships;
•the concentration of our equity ownership following bankruptcy;
•the application of fresh-start accounting;
•the effect of the coronavirus (COVID-19) pandemic on us and our industry;
•general economic and business conditions and industry trends;
•levels and volatility of oil and gas prices;
•the continued demand for drilling services or production services in the geographic areas where we operate;
•the highly competitive nature of our business;
•technological advancements and trends in our industry and improvements in our competitors' equipment;
•the loss of one or more of our major clients or a decrease in their demand for our services;
•operating hazards inherent in our operations;
•the supply of marketable equipment within the industry;
•the continued availability of new components for our fleets;
•the continued availability of qualified personnel;
•the political, economic, regulatory and other uncertainties encountered by our operations;
•changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment;
•the occurrence of cybersecurity incidents;
•the success or failure of future dispositions or acquisitions;
•future compliance with our debt agreements; and
•the impact of not having our Common Stock listed on a national securities exchange.

We believe the items outlined above are important factors that could cause our actual results to differ materially from those expressed in a forward-looking statement contained in this prospectus. We have discussed many of these factors in more detail in this prospectus, our Annual Report on Form 10-K for the year ended December 31, 2019, as amended by Form 10-K/A for the year ended December 31, 2019, and our Quarterly Reports for the quarterly periods ended March 31, 2020, June 30, 2020, and September 30, 2020. These factors are not necessarily all the important factors that could affect us. Other unpredictable or unknown factors could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and, except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect any events or circumstances, whether as a result of new information, future events, changes in assumptions or otherwise, after the date hereof. We advise that you (1) recognize that important factors not referred to above could affect the accuracy of our forward-looking statements, (2) use caution and common sense when considering our forward-looking statements, and (3) not place undue reliance on any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-1 under the Securities Act to register with the Commission the Securities being offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information about us and the Securities, reference is made to the registration statement and the exhibits and schedules filed with it and the documents incorporated by reference therein. Statements contained in this prospectus regarding the contents of any contract, agreement, or any other document are summaries of the material terms of this contract, agreement or other document and are not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract, agreement, or other document filed as an exhibit to the registration statement. We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy and registration statements and other information with the
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Commission. You may read and copy any reports, statements or other information that we file, including the registration statement, of which this prospectus forms a part, and the exhibits and schedules filed with it, free of charge at the Public Reference Room maintained by the Commission, located at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained from the Commission upon the payment of the fees prescribed by the Commission. Please call the Commission at 1-800-SEC-0330 for further information about the Public Reference Room, including information about the operation of the Public Reference Room. The Commission also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission’s website is www.sec.gov.
We also make available free of charge on our website at www.pioneeres.com our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Commission. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are incorporating by reference specified documents that we file with the Commission, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below (other than portions of those documents that have been “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with the SEC’s rules):

•Our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on March 6, 2020, as amended by Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2019, filed with the Commission on April 28, 2020;
•Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission on June 29, 2020, the quarter ended June 30, 2020, filed with the Commission on August 19, 2020, and the quarter ended September 30, 2020, filed with the Commission on November 13, 2020;
•Our Current Reports on Form 8-K filed with the Commission on March 2, 2020, April 2, 2020, April 27, 2020, May 12, 2020, May 15, 2020, June 2, 2020, July 22, 2020, August 6, 2020, August 12, 2020, October 16, 2020, and October 21, 2020;
•The description of our shares of Common Stock contained in our Registration Statement on Form 8-A/A (File No. 000-32337), filed with the Commission on June 5, 2020, as thereafter amended or supplemented; and
•All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus.
Our filings with the Commission, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and exhibits incorporated in and amendments to those reports, are available free of charge on our website (www.pioneeres.com) as soon as reasonably practicable after they are filed with, or furnished to, the Commission. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. The Commission also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission’s website is www.sec.gov.
Upon written or oral request, we will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus at no cost. If you would like a copy of any of these documents, at no cost, please write or call us at:
Pioneer Energy Services Corp.
1250 N.E. Loop 410, Suite 1000
San Antonio, Texas 78209
(855) 884-0575
Attention: General Counsel

Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in the prospectus modifies or replaces this information.
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PROSPECTUS SUMMARY
The following summary highlights information contained elsewhere or incorporated by reference in this prospectus, is not complete, and does not contain all the information that may be important to you in making an investment decision. Important information is incorporated by reference into this prospectus. You should read this entire prospectus carefully, including the Explanatory Note and documents incorporated by reference herein, which are described under “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” You should also read and carefully consider, among other things, information presented and incorporated by reference under the sections titled “Risk Factors,” and “Cautionary Note Regarding Forward-Looking Statements and the consolidated financial statements and the notes thereto before making an investment decision.

Our Company

We provide land-based drilling services and production services to a diverse group of oil and gas exploration and production companies in the United States and internationally in Colombia. Drilling services and production services are fundamental to establishing and maintaining the flow of oil and natural gas throughout the productive life of a well. Our business is comprised of two business lines — Drilling Services and Production Services. We report our Drilling Services business as two reportable segments: (i) Domestic Drilling and (ii) International Drilling. We report our Production Services business as two reportable segments: (i) Well Servicing and (ii) Wireline Services. In April 2020, we closed our coiled tubing operations and idled all of our coiled tubing equipment, which were subsequently placed as held for sale as of June 30, 2020.
Drilling Services
We provide a comprehensive service offering which includes the drilling rig, crews, supplies, and most of the ancillary equipment needed to operate our drilling rigs. Our current drilling rig fleet is 100% pad-capable and offers the latest advancements in pad drilling, with 17 AC rigs in the United States and 8 SCR rigs in Colombia. We provide a comprehensive service offering which includes the drilling rig, crews, supplies, and most of the ancillary equipment needed to operate our drilling rigs, which are deployed through our division offices.
Every drilling rig in our fleet is electric, either AC or SCR powered. Electric rigs are considered safer, more reliable and more efficient than mechanically powered rigs, while AC rigs are considered to be more energy efficient and provide more precise control of equipment than their SCR counterparts, further enhancing rig safety and reducing drilling time. All but one of our rigs has 750,000 pounds or greater of hook load capacity, and every drilling rig is equipped with a top drive, an iron roughneck, an automatic catwalk, and a walking or skidding system. This equipment provides our clients with drilling rigs that have more varied capabilities for drilling in unconventional plays and improves our efficiency and safety.

Production Services

Our production services business segments provide a range of services to producers primarily in Texas, North Dakota, the Rocky Mountain region, and Louisiana.
Well Servicing. Our well servicing rig fleet provides a range of services, including the completion of newly-drilled wells, maintenance and workover of existing wells, and plugging and abandonment of wells at the end of their useful lives. Our fleet consists of 111 rigs with 550 horsepower and 12 rigs with 600 horsepower which are deployed through 5 operating locations in Texas and North Dakota.
Wireline Services. Our fleet of 78 wireline units, including nine units that offer greaseless electric wireline used to reach further depths in longer laterals and two greaseless, EcoQuietTM units designed to reduce noise when operating in proximity to urban areas, is deployed through 6 operating locations in Texas, the Rocky Mountain region, Louisiana and North Dakota.

Reorganization and Emergence from Chapter 11
On March 1, 2020, the Company and its affiliates filed voluntary petitions for relief under Title 11 (“Chapter 11”) of the United States Code (the “Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) and, on March 2, 2020, filed the prepackaged Chapter 11 plan of reorganization (the “Plan”) with the Bankruptcy Court. On May 11, 2020, the Bankruptcy Court entered an order, confirming the Plan. On May 29, 2020 (the “Effective Date”) the conditions to effectiveness of the Plan were satisfied and the Company emerged from Chapter 11.
On the Effective Date, by operation of the Plan, all agreements, instruments, and other documents evidencing, relating to or connected with any equity interests of the Company, including the then-existing common stock, issued and outstanding immediately prior to the Effective Date, and any rights of any holder in respect thereof, were deemed canceled, discharged and of no force or effect. In connection with the Company’s emergence from bankruptcy and pursuant to the Plan, the Company created a new class of common stock, par value $0.001 per share (the “Common Stock”) and issued, among other securities, (i) 1,049,804 shares of Common Stock with approximately 94.25% of such Common Stock being issued to holders of our prepetition 6.125% senior notes outstanding immediately prior to the Effective Date and the remaining approximately 5.75% issued to the holders of our common stock outstanding immediately prior to the Effective Date, and (ii) $129,771,000 aggregate principal amount of 5.00% Convertible Senior Unsecured Pay-in-Kind Notes due 2025 (the “Convertible Notes”), which are convertible into Common Stock at the rate of 75 shares per $1,000 principal amount of Convertible Notes, subject to adjustment under certain circumstances.

General Company Information

Headquartered in San Antonio, Texas, the Company was incorporated under the laws of the State of Texas in 1979 as the successor to a business that had been operating since 1968. Since then, we have significantly expanded and transformed our business through acquisitions and organic growth. On May 29, 2020, we converted from a Texas corporation to a Delaware corporation. Our principal executive offices are located at 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209. Our website address is http://www.pioneeres.com, and our telephone number is (855) 884-0575. Neither our website nor any information contained on our website is part of, nor incorporated by reference in, this prospectus.

The Offering
Issuer	Pioneer Energy Services Corp., a Delaware corporation
Common Stock to be offered by the selling securityholders	13,307,443 shares of Common Stock, including 12,558,015 shares of Common Stock issuable upon conversion of the Convertible Notes.
5.00% Convertible Senior Unsecured PIK Notes due 2025
$167,440,199 aggregate principal amount of 5.00% Convertible Senior Unsecured PIK Notes due 2025, including $39,601,292 aggregate principal amount of 5.00% Convertible Senior Unsecured PIK Notes due 2025 issuable as interest payments on the Convertible Notes through the maturity date.

Common Stock to be outstanding immediately after this offering	1,138,185 shares of Common Stock (based on 1,138,185 shares outstanding as of November 13, 2020)
Use of proceeds	We will not receive any proceeds from the sale of the Securities by the selling securityholders.
Dividend policy	We have not paid any dividends on our Common Stock in either of the last two years and we do not currently intend to pay or declare any cash dividends on our Common Stock in the foreseeable future. In addition, we are also restricted in our ability to pay dividends under our debt arrangements.
Risk factors
Investing in the Common Stock and the Convertible Notes involves substantial risk. For a discussion of risks relating to us, our business and an investment in our Securities, see the section titled "Risk Factors" on page 5 of this prospectus, and carefully consider all other information set forth in this prospectus and the documents incorporated by reference herein.

Absence of a Public Market	There is currently no established trading market for our Common Stock or Convertible Notes.

Terms of the Convertible Notes

The following summary contains basic information about the Convertible Notes and is not intended to be complete. It does not contain all information that may be important to you. For a more complete understanding of the Convertible Notes, please refer to the section entitled “Description of Convertible Notes” in this prospectus.

Convertible Notes Offered
$167,440,199 aggregate principal amount of 5.00% Convertible Senior Unsecured PIK Notes due 2025, including approximately $39,601,292 aggregate principal amount of 5.00% Convertible Senior Unsecured PIK Notes due 2025 issuable as interest payments on the Convertible Notes through the maturity date.

Maturity	November 15, 2025 (the “Maturity Date”)
Interest	Interest on the Convertible Notes accrues at the rate of 5.00% per annum from May 29, 2020 and is payable by increasing the capitalized principal amount of the Convertible Notes or by issuing additional Convertible Notes in a principal amount equal to such interest. Interest is payable semi-annually in arrears on each May 15 and November 15 to the holders of record at the close of business on the immediately preceding May 1 and November 1. Interest on the Convertible Notes is computed on the basis of a 360-day year comprised of twelve 30-day months.
Ranking	The Convertible Notes rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the Convertible Notes; equal in right of payment to any of our liabilities that are not so subordinated; and effectively junior in right of payment to any of our secured indebtedness (including all amounts outstanding under our ABL Credit Facility and our Senior Secured Notes) to the extent of the value of the assets securing such indebtedness.
Voting Rights	Holders of Convertible Notes are entitled to vote on all matters on which holders of Common Stock generally are entitled to vote (or, if any, to take action by written consent of the holders of Common Stock), voting together as a single class together with the shares of Common Stock and not as a separate class, on an as-converted basis, at any annual or special meeting of holders of Common Stock of the Company and each holder is entitled to such number of votes as such holder would receive on an as-converted basis on the record date for such vote.

Optional Conversion
Subject to and upon compliance with the Convertible Notes Indenture, each holder of a Convertible Note may, at such holder’s option, convert all or any portion (if the portion to be converted is a minimum of $1.00 principal amount or an integral multiple in excess thereof) of such Convertible Note at any time prior to the Maturity Date at an initial conversion rate of 75 shares of Common Stock (subject to adjustment) per $1,000 principal amount of Convertible Notes. The Convertible Notes Indenture provides, subject to certain exceptions, that for so long as the Common Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”), a beneficial owner of the Convertible Notes is not entitled to receive shares of Common Stock upon an optional conversion of any Convertible Notes during any period of time in which the aggregate number of shares of Common Stock that may be acquired by such beneficial owner upon conversion of Convertible Notes shall, when added to the aggregate number of shares of Common Stock deemed beneficially owned, directly or indirectly, by such beneficial owner and each person subject to aggregation of Common Stock with such beneficial owner under Section 13 or Section 16 of the Exchange Act at such time, exceed 9.99% of the total issued and outstanding shares of Common Stock.

Mandatory Conversion at Maturity	The Convertible Notes will automatically convert (unless previously converted at the option of the holder, converted at the option of the Company pursuant to an Accelerated Mandatory Conversion (as defined in the Convertible Notes Indenture), or repurchased at the option of the holder) on the Maturity Date (subject to postponement as a result of certain events) at the conversion rate of 75 shares of Common Stock (subject to adjustment) per $1,000 principal amount of Convertible Notes.
Repurchase at the Option of Holders upon a Fundamental Change
If a Fundamental Change (as defined under “Description of Convertible Notes – Certain Definitions”) occurs, subject to the Company’s rights under the Convertible Notes Indenture, each holder of Convertible Notes will have the right to require the Company to repurchase for cash all of its Convertible Notes, or any portion thereof, subject to certain conditions, at a repurchase price equal to 100% of the principal amount of such Convertible Notes, plus any unpaid accrued interest.

Events of Default	The Convertible Notes Indenture contains customary events of default, including without limitation, the event of non-payment of interest or principal when due, failure of the Company to convert the Convertible Notes, and failure of the Company to comply with its obligations under the Convertible Notes Indenture. In the case of an event of default arising from certain events of bankruptcy, insolvency or other similar law, with respect to the Company or any significant subsidiary of the Company, all outstanding Convertible Notes will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, then the trustee or the holders of at least 25% in aggregate principal amount of the Convertible Notes then outstanding may declare the Convertible Notes due and payable immediately.

Certain Covenants	The Convertible Notes Indenture contains covenants that limit the Company’s and certain of its subsidiaries’ ability to incur, assume or guarantee additional indebtedness and create liens and enter into mergers or consolidations.

RISK FACTORS

You should consider carefully all of the information set forth in this prospectus and the documents incorporated by reference herein. The risks included or incorporated by reference into this prospectus are not the only ones we face, but are considered to be the most material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. If that occurs, the price of our Securities could decline materially and you could lose all or part of your investment.
We emerged from bankruptcy under Chapter 11 of the Bankruptcy Code on May 29, 2020. Upon our emergence from bankruptcy, we adopted fresh-start accounting. As a result of the application of fresh-start accounting and the effects of the implementation of the Plan, our condensed consolidated financial statements after the Effective Date are not comparable with the financial condition or results of operations reflected in our consolidated financial statements on or before that date. Additionally, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.
Risks Related to the Convertible Notes
The Convertible Notes are effectively subordinated to our senior secured indebtedness, including our senior secured asset-based revolving credit agreement (the “ABL Facility”) and our floating rate senior secured notes due 2025 (the “Senior Secured Notes”).
The Convertible Notes are unsecured senior obligations of the Company. Accordingly, they rank junior in right of payment to any of our secured indebtedness (including all amounts outstanding under the ABL Facility and the Senior Secured Notes) to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities of our subsidiaries, including our subsidiaries’ obligations, whether as borrower or guarantor, under the ABL Facility, the Senior Secured Notes and trade payables.
In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior in right of payment to the Convertible Notes (including all amounts outstanding under the ABL Facility and the Senior Secured Notes) will be available to pay obligations on the Convertible Notes only after the secured debt has been repaid in full from these assets, and the assets of our subsidiaries will be available to pay obligations on the Convertible Notes only after all liabilities of such subsidiaries have been repaid in full (including such subsidiaries’ guaranty of our obligations under the ABL Facility and the Senior Secured Notes). There may not be sufficient assets remaining to pay amounts due on any or all of the Convertible Notes then outstanding.
As of September 30, 2020, our total consolidated principal amount of indebtedness outstanding was $208.8 million, of which $79.0 million was senior secured indebtedness under our Senior Secured Notes. In addition, as of such date we had $10.7 million of borrowing availability under our ABL Facility.
Despite our current level of indebtedness, we may still incur significantly more debt, which could exacerbate any or all of the risks described herein.
The pay-in-kind interest feature of the Convertible Notes will increase the aggregate amount of debt that must be repaid at maturity. In addition, we may be able to incur other substantial indebtedness in the future. To the extent that we incur additional indebtedness or other obligations, the risks associated with our leverage, including our possible inability to service our debt, would increase. The Convertible Notes Indenture does not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the Convertible Notes. There are no restrictive covenants contained in the Convertible Notes Indenture to offer holders of the Convertible Notes protection in the event of a highly leveraged or other transaction involving us that may adversely affect such holders, including by increasing the amount of our indebtedness outstanding at such time or otherwise affecting our capital structure or credit ratings, if any, on the Convertible Notes.

The terms of the Convertible Notes will not provide protection against some types of important corporate events.
The Convertible Notes are mandatorily convertible into shares of our Common Stock, including upon the occurrence of certain change of control events. In addition, certain important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness, would not constitute a change of control under the Convertible Notes requiring us to offer to repurchase the Convertible Notes.
The issuance of our Common Stock in connection with the conversion of our Convertible Notes would cause substantial dilution, which could materially affect the trading price of our Common Stock and earnings per share.
To the extent holders of the Convertible Notes elect or are required to convert the Convertible Notes, substantial amounts of our Common Stock will be issued in the future. If all outstanding Convertible Notes were converted at November 13, 2020, they would represent 90% of our outstanding shares of Common Stock. Although we cannot quantify the number of shares of our Common Stock that will be issued in connection with the conversions, the issuance could result in substantial decreases to our stock price and earnings per share.
If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Convertible Notes.
Any default under the agreements governing our indebtedness, including a default under the ABL Facility or the Senior Secured Notes, that is not waived by the required lenders thereunder, could result in our inability to pay principal of, premium, if any, and interest on the Convertible Notes and substantially decrease the market value of the Convertible Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to make required payments on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including the ABL Facility and the Senior Secured Notes), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder, together with accrued and unpaid interest, to be due and payable, and institute foreclosure proceedings against our assets; and we may seek protection under the bankruptcy code.
We may not have the ability to raise the funds necessary to make payments in cash which may be required under the terms of the Convertible Notes Indenture upon conversion settlement, repayment at maturity, or upon exercise of a repurchase obligation, and our debt agreements may limit our ability to pay cash upon conversion, repurchase or redemption of these notes.
Holders of the Convertible Notes have the right, subject to certain exceptions, to require the Company to repurchase, for cash, all or a portion of their Convertible Notes upon the occurrence of a fundamental change at a repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest, if any. We may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of Convertible Notes surrendered therefor, pay cash at their maturity, or pay cash upon conversion settlement. In addition, our ability to repurchase the Convertible Notes or to pay cash upon conversions of the Convertible Notes may be limited by law, regulatory authority or agreements governing our indebtedness.
Our failure to repurchase Convertible Notes at a time when the repurchase is required by the Convertible Notes Indenture or to pay any cash payable on future conversions of the Convertible Notes pursuant to the Convertible Notes Indenture would constitute a default under the Convertible Notes Indenture. A fundamental change, change of control triggering event, or a default under the Convertible Notes Indenture could also lead to a default under agreements governing our or our subsidiaries’ indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the Convertible Notes or make cash payments upon redemptions thereof.
We do not intend to seek a rating for the Convertible Notes.
We do not intend to have the Convertible Notes rated by any rating agency. Unrated securities usually trade at a discount to similar securities which are rated. As a result, there is a risk that the Convertible Notes may trade at a price that is lower than they might otherwise trade if rated by a rating agency. It is possible, however, that one or more rating agencies might independently determine to assign a rating to the Convertible Notes. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to the Convertible Notes in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for or the market value of the Convertible Notes.

An active trading market may not develop for the Convertible Notes, and you may not be able to resell the Convertible Notes.
The Convertible Notes are a new issue of securities with no established trading market. We do not intend to apply for the listing of the Convertible Notes on any securities exchange or for quotation of the Convertible Notes on any automated dealer quotation system. We cannot assure you that an active or stable trading market will develop for the Convertible Notes. In addition, even if a trading market develops, the condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Convertible Notes.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part to permit holders of the Securities described in the section entitled “Selling Securityholders” to resell such Securities. We will not receive any proceeds from the sale of the Securities by the selling securityholders.

DETERMINATION OF OFFERING PRICE

The selling securityholders will determine at what price they may sell the Securities offered by this prospectus, and such sales may be made at fixed prices, prevailing market prices at the time of the sale, varying prices determined at the time of sale, or negotiated prices.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership of Common Stock and percentage ownership are determined in accordance with the rules of the Commission. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have reported that they have sole voting and sole investment power with respect to the Common Stock shown as beneficially owned by them. The Company is not aware of any arrangement or pledge of Securities that could result in a change of control of the Company. Each holder of a Convertible Note will have the right to convert all or any portion (if the portion to be converted is a minimum of $1.00 principal amount or an integral multiple in excess thereof) of such Convertible Note into shares of Common Stock at any time, at an initial conversion rate of 75 shares of Common Stock per $1,000 principal amount of Convertible Notes (subject to, and in accordance with, the settlement provisions included in the Convertible Notes Indenture).
Unless otherwise indicated, the address for each director and officer is c/o Pioneer Energy Services Corp., 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209. The information in this table is based on statements in filings with the Commission, or other reliable information available to the Company.
The following table sets forth information known to the Company regarding the beneficial ownership of its Common Stock as of November 13, 2020 by (i) each director, (ii) each of our named executive officers, and (iii) all executive officers and directors serving as of November 13, 2020 as a group. Beneficial ownership for the purposes of the table below is determined in accordance with the rules and regulations of the Commission. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days.

	Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Lorne E. Phillips (2)	24,700	2.1%
Brian L. Tucker (3)	22,398	1.9%
Bryce T. Seki (4)	159	—%
Matthew S. Porter	—	—%
Charlie Thompson	—	—%
David Coppé	—	—%
John Jacobi	—	—%
All directors and executive officers as a group (7 persons) (5)	47,257	4.0%

(1)In accordance with the rules of the Commission, the amounts shown for the number of shares of Common Stock and percentage ownership for each person listed include shares issuable upon conversion of the Convertible Notes beneficially owned by such person. These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person; however, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Holders of Convertible Notes have voting rights with respect to such shares. The number of shares of Common Stock issuable upon conversion of the Convertible Notes is calculated assuming ownership of both the Convertible Notes previously issued to the holder and the maximum amount of Convertible Notes that would be issued to the holder in respect of interest if the Convertible Notes were held until maturity.

(2)Includes 23,969 shares of Common Stock issuable upon conversion of Convertible Notes and 731 shares of Common Stock.

(3)Includes 21,808 shares of Common Stock issuable upon conversion of Convertible Notes and 590 shares of Common Stock.

(4)Represents shares of Common Stock.

(5)Includes 45,777 shares of Common Stock issuable upon conversion of Convertible Notes and 1,480 shares of Common Stock.

The following table sets forth information known to the Company regarding the beneficial ownership of its Common Stock as of November 13, 2020 by persons or groups that own or have the right to acquire more than 5% of our Common Stock.

	Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Loomis, Sayles & Company, L.P. (2)	1,669,715	62.19%
BlackRock, Inc. (3)	284,368	19.99%
MSD Credit Opportunity Fund, Ltd. and SOF Investments II, L.P. (4)	175,271	15.40%
Ascribe III Investments LLC (5)	156,195	13.72%
American Beacon SiM High Yield Opportunities Fund (6)	126,324	9.99%
Credit Suisse Asset Management, LLC (7)	126,324	9.99%
FS Global Credit Opportunities Fund (8)	126,324	9.99%
DW Partners, LP (9)	126,324	9.99%
Redwood Master Fund, LTD (10)	126,324	9.99%
J.P. Morgan Securities LLC (11)	126,324	9.99%
Wm. Stacy Locke (12)	126,324	9.99%
Strategic Income Management, LLC (13)	126,324	9.99%
Whitebox Advisors LLC (14)	59,778	4.99%

(1)In accordance with the rules of the Commission, except as otherwise noted in footnotes to this table (including the provisions described further below in this footnote), the amounts shown for the number of shares of Common Stock and percentage ownership for each person listed include shares issuable upon conversion of the Convertible Notes beneficially owned by such person. The number of shares of Common Stock issuable upon conversion of the Convertible Notes is calculated assuming ownership of both the Convertible Notes previously issued to the holder and the maximum amount of Convertible Notes that would be issued to the holder in respect of interest if the Convertible Notes were held until maturity. Except as otherwise noted in footnotes to this table (including the provisions described further below in this footnote), these shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person; however, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Holders of Convertible Notes have voting rights with respect to such shares.

As a result of provisions in the Indenture governing the Convertible Notes, a beneficial owner of the Convertible Notes is not entitled to receive shares of Common Stock upon an optional conversion of any Convertible Notes during any period of time in which the aggregate number of shares of Common Stock that may be acquired by such beneficial owner upon conversion of Convertible Notes shall, when added to the aggregate number of shares of Common Stock deemed beneficially owned, directly or indirectly, by such beneficial owner and each person subject to aggregation of Common Stock with such beneficial owner under Section 13 or Section 16 of the Exchange Act at such time, exceed 9.99% of the total issued and outstanding shares of Common Stock, or in the case of the funds held or managed by BlackRock, Inc., 19.99%. The Indenture permits holders to increase or decrease this percentage upon prior notice to the Company, and Ascribe III Investments LLC and Whitebox Advisors LLC have reduced the aforementioned percentage to 4.99%. As permitted by the Indenture, Loomis, Sayles & Company, L.P. has elected not to be subject to this limitation.

(2)Includes 122,936 shares of Common Stock and 1,546,779 shares of Common Stock issuable upon conversion of Convertible Notes. Loomis, Sayles & Company, L.P. is the Investment Manager of LS Strategic Income Fund, LS Institutional High Income Fund and Strategic Income Fund - MMHF, with power to direct investments and/or power to vote the securities. The address of Loomis, Sayles & Company, L.P. is One Financial Center, Boston, MA 02111.

(3)Includes 50,218 shares of Common Stock issuable upon conversion of Convertible Notes, but excludes an additional 2,839,029 shares of Common Stock issuable upon conversion of Convertible Notes that cannot be converted due to the conversion blocker provision in the Indenture. Based on a Schedule 13G filed with the Commission on June 10, 2020, BlackRock, Inc. has sole dispositive power with respect to 234,150 shares and sole voting power with regard to 231,439 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(4)Based on Company records, excludes an additional 1,170,048 shares of Common Stock issuable upon conversion of Convertible Notes that cannot be converted due to the conversion blocker provision in the Indenture. Based on a Schedule 13G filed with the Commission on June 8, 2020, includes 89,772 shares of Common Stock held by SOF Investments II, L.P. and 85,499 shares of Common Stock held by MSD Credit Opportunity Fund, L.P.

MSD Capital, L.P. ("MSD Capital") is the general partner of, and may be deemed to have or share voting and/or dispositive power over, and beneficially own securities beneficially owned by SOF Investments II, L.P. MSD Capital Management, LLC ("MSD Capital Management") is the general partner of, and may be deemed to have or share voting and/or dispositive power over, and beneficially own securities beneficially owned by, MSD Capital. Each of John Phelan and Marc R. Lisker is a manager of, and may be deemed to have or share voting and/or dispositive power over, and beneficially own securities beneficially owned by, MSD Capital Management. Michael S. Dell is the controlling member of, and may deemed to beneficially own securities owned by MSD Capital Management. The address of MSD Capital Management is 645 Fifth Avenue, 21st Floor, New York, NY 10022.

MSD Partners, L.P. ("MSD Partners") is the investment manager of, and may be deemed to have or share voting and/or dispositive power over, and beneficially own securities beneficially owned by MSD Credit Opportunity Fund, L.P. MSD Partners (GP), LLC ("MSD GP") is the general partner of, and may be deemed to have or share voting and/or dispositive power over, and beneficially own securities beneficially owned by, MSD Partners. Each of John Phelan and Marc R. Lisker is a manager of, and may be deemed to have or share voting and/or dispositive power over, and beneficially own securities beneficially owned by, MSD GP. The address of MSD GP is 645 Fifth Avenue, 21st Floor, New York, NY 10022.

(5)Includes 156,195 shares of Common Stock and excludes 2,652,294 shares of Common Stock issuable upon conversion of Convertible Notes. Shares of Common Stock issuable upon conversion of Convertible Notes have been excluded as the Convertible Notes cannot be converted to Common Stock due to the conversion blocker provision in the Indenture. Ascribe Capital LLC (“Ascribe Capital”) is the investment manager of Ascribe III Investments LLC (“Fund III”). Fund III holds directly the Common Stock and Convertible Notes. American Securities LLC (“American Securities”) is the 100% owner of Ascribe Capital. Ascribe Opportunities Fund III, L.P. (“Opportunities III”) and Ascribe Opportunities Fund III(B), L.P. (“Opportunities III(B)”) are the sole members of Fund III. Ascribe Associates III, LLC (“Associates III”) is the general partner of Opportunities III and Opportunities III(B). Each of Ascribe Capital, American Securities, Associates III, Opportunities III and Opportunities III(B) may be deemed to share beneficial ownership of the Common Stock and Convertible Notes of the issuer beneficially owned or held by Fund III. Each of Ascribe Capital, American Securities, Associates III, Opportunities III and Opportunities III(B) disclaims beneficial ownership of the Common Stock and Convertible Notes held by Fund III, except to the extent of its pecuniary interests. In addition, Fund III has designated Lawrence A. First as its Board observer. The address of Ascribe III Investments LLC is 299 Park Avenue, 34th Floor, New York, NY 10171.

(6)Includes 75,602 shares of Common Stock and 50,722 shares of Common Stock issuable upon conversion of Convertible Notes, but excludes an additional 1,166,877 shares of Common Stock issuable upon conversion of Convertible Notes that cannot be converted due to the conversion blocker provision in the Indenture. Strategic Income Management, LLC is the subadvisor to American Beacon SiM High Yield Opportunities Fund, and has voting and dispositive power with respect to the Securities. American Beacon Advisers, Inc. is the Fund's investment adviser. In accordance with Rule 13d-4 under the Securities Exchange Act of 1934, as amended, Strategic Income Management, LLC and American Beacon Advisers, Inc.

expressly disclaim beneficial ownership of the Securities. The address of American Beacon SiM High Yield Opportunities Fund is 220 East Las Colinas Blvd., Suite 1200, Irving, Texas 75309.

(7)Includes 96,791 shares of Common Stock and 29,533 shares of Common Stock issuable upon conversion of Convertible Notes, but excludes an additional 655,937 shares of Common Stock issuable upon conversion of Convertible Notes that cannot be converted due to the conversion blocker provision in the Indenture. The address for Credit Suisse Asset Management, LLC is Eleven Madison Avenue, New York, NY 10010.

(8)Includes 17,857 shares of Common Stock and 108,467 shares of Common Stock issuable upon conversion of Convertible Notes, but excludes an additional 381,912 shares of Common Stock issuable upon conversion of Convertible Notes that cannot be converted due to the conversion blocker provision in the Indenture. Based on Company records, FS Global Advisor, LLC is the Investment Advisor to FS Global Credit Opportunities Fund. The address of FS Global Credit Opportunities Fund is 201 Rouse Boulevard, Philadelphia, PA 19112.

(9)Includes 43,782 shares of Common Stock and 82,542 shares of Common Stock issuable upon conversion of Convertible Notes, but excludes an additional 303,023 shares of Common Stock issuable upon conversion of Convertible Notes that cannot be converted due to the conversion blocker provision in the Indenture. DW Partners, LP is the investment manager of DW Catalyst Master Fund, Ltd., DW-TX, LP and DW Value Master Fund, Ltd., and Mr. David Warren may be deemed to have voting or dispositive control over the securities held by DW Catalyst Master Fund, Ltd., DW-TX, LP and DW Value Master Fund, Ltd. The address of DW Partners, LP is 590 Madison Avenue 13th Floor, New York, NY 10022.
(10)Includes 10,504 shares of Common Stock and 115,820 shares of Common Stock issuable upon conversion of Convertible Notes, but excludes an additional 172,592 shares of Common Stock issuable upon conversion of Convertible Notes that cannot be converted due to the conversion blocker provision in the Indenture. Redwood Capital Management, LLC is the investment manager of Redwood Master Fund, LTD, and the address of Redwood Capital Management, LLC is 910 Sylvan Ave, Englewood Cliffs, NJ 07632.

(11)Includes 21,783 shares of Common Stock and 104,541 shares of Common Stock issuable upon conversion of Convertible Notes, but excludes an additional 76,797 shares of Common Stock issuable upon conversion of Convertible Notes that cannot be converted due to the conversion blocker provision in the Indenture. J.P. Morgan Securities LLC is a wholly owned subsidiary of JPMorgan Chase & Co., which in its capacity as parent holding company, disclaims beneficial ownership of these shares. J.P. Morgan Securities LLC is controlled as set forth below: Each of Amanda D Winkelman, Christopher L Harvey, Claudia Jury, Eric D Tepper, Eric J Stein, Jason Ewin Sippel and Jeremy R Geller is a Manager of J.P. Morgan Securities LLC, a Delaware limited liability company, and as such may be deemed to have voting and dispositive power over the shares held by J.P. Morgan Securities LLC. Each of Amanda D Winkelman, Christopher L Harvey, Claudia Jury, Eric D Tepper, Eric J Stein, Jason Ewin Sippel and Jeremy R Geller disclaims beneficial ownership of the shares. The address for each of J.P. Morgan Securities LLC, Amanda D Winkelman, Christopher L Harvey, Claudia Jury, Eric D Tepper, Eric J Stein, Jason Ewin Sippel and Jeremy R Geller is 383 Madison Avenue, 3rd Floor, New York, NY 10179.

(12)Based on Company records, includes 33,704 shares of Common Stock issuable upon conversion of Convertible Notes, but excludes an additional 71,896 shares of Common Stock issuable upon conversion of Convertible Notes that cannot be converted due to the conversion blocker provision in the Indenture, and includes 92,620 shares of Common Stock, of which 17 are held in the Wm Stacy Locke Trust of 2010, 124 shares held in the Locke Children’s Trust, and 90,000 shares of restricted stock which will vest in July 2021 at which time Mr. Locke will have voting and dispositive power over the shares.

(13)Includes 9,776 shares of Common Stock and 116,548 shares of Common Stock issuable upon conversion of Convertible Notes, but excludes 40,919 shares of Common Stock issuable upon conversion of Convertible Notes that cannot be converted due to the conversion blocker provision in the Indenture. Strategic Income Management, LLC is the discretionary investment manager to the City of Philadelphia Public Employees Pension Plan, NORCAL Mutual Insurance Company and SiM US High Yield Fund. Tim Black is the Chief Executive Officer of Strategic Income Management, LLC and, in such capacity, may be deemed to have voting and dispositive power with respect to the Securities held by NORCAL Mutual Insurance Company and SiM US High Yield Fund, and dispositive power with respect to the Securities held by the City of Philadelphia Public Employees Pension Plan. In accordance with Rule 13d-4 under the Securities Exchange Act of 1934, as amended, Strategic Income Management, LLC expressly disclaims beneficial ownership of the Securities. The address of NORCAL Mutual Insurance Company is 7600 N. Capital of TX Hwy, Building B, Suite 300, Austin, TX 78731. The address of SiM US High Yield Fund is Candoris ICAV, Ground Floor, 5 George's Dock, IFSC, Dublin 1, Ireland. The address of City of Philadelphia Public Employees Pension Plan is Two Penn Center Plaza, 16th floor, Philadelphia, PA 19102.

(14)Includes 39,580 shares of Common Stock and 20,198 shares of Common Stock issuable upon conversion of Convertible Notes, but excludes an additional 618,415 shares of Common Stock issuable upon conversion of Convertible Notes that cannot be converted due to the conversion blocker provision in the Indenture. Whitebox Advisors LLC is the investment manager of Whitebox Relative Value Partners LP, Whitebox Credit Partners LP, Whitebox Multi-Strategy Partners, LP, Whitebox GT Fund, LP and Pandora Select Partners, LP (collectively, the "Whitebox Funds"), and holds voting and disposable power over the shares held by the Whitebox Funds. Whitebox Advisors LLC is owned by Robert Vogel, Paul Twitchell, Jacob Mercer and Paul Roos and such individuals disclaim beneficial ownership of the securities except to the extent of its or his direct or indirect economic interest in Whitebox Advisors LLC or such Whitebox Funds. The address of Whitebox Advisors LLC is 3033 Excelsior Blvd, Suite 500, Minneapolis, MN 55416.

MARKET FOR THE SECURITIES

There is currently no established public trading market for the Securities, and there can be no assurance that a public trading market will develop. Our pre-Effective Date common stock traded on the New York Stock Exchange (NYSE) under the symbol “PES.” As a result of our abnormally low trading price levels, the NYSE delisted our pre-Effective Date common stock on August 14, 2019. Our pre-Effective Date common stock subsequently traded on the OTC Markets under the symbol “PESX” until March 3, 2020, at which time, due to our voluntary Chapter 11 filing, our pre-Effective Date common stock commenced trading on the OTC Pink marketplace under the trading symbol “PESXQ.” Any over-the-counter market quotations reflected inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. As a result of the cancellation of the pre-Effective Date common stock pursuant to the Plan, the Company ceased trading on the OTC Pink marketplace on the Effective Date.
As of November 13, 2020, 1,138,185 shares of our Common Stock and $129.8 million aggregate principal amount of our Convertible Notes were outstanding, held by 55 securityholders, and 41 securityholders, respectively, of record. The number of record holders does not necessarily bear any relationship to the number of beneficial owners of our Common Stock or our Convertible Notes.
We have filed a registration statement on Form S-8 under the Securities Act to register 1,198,074 shares of our Common Stock issuable under the Pioneer Energy Services Corp. 2020 Employee Incentive Plan. This registration statement on Form S-8 was effective upon filing. Accordingly, shares of Common Stock registered under such registration statement may be made available for sale in the open market following the effective date, unless such shares are subject to vesting restrictions with us, Rule 144 restrictions applicable to our affiliates or lock-up restrictions.

DIVIDEND POLICY

We have not paid or declared any dividends on our Common Stock in either of the last two years and we do not currently intend to pay or declare any cash dividends on our Common Stock in the foreseeable future. We currently intend to retain any earnings to fund our working capital needs, reduce debt and fund growth opportunities. Any future dividends will be at the discretion of our Board after taking into account various factors it deems relevant, including our financial condition and performance, cash needs, income tax consequences and other factors deemed relevant by our Board. Additionally, our debt arrangements include provisions that generally restrict our ability to pay dividends on our capital stock.

MANAGEMENT

Board of Directors
The Company’s board of directors (the “Board”) consists of four directors. Each of the directors was appointed in connection with the Plan, and was determined to be qualified to serve on the Board. The term for all directors expires at the annual meeting of stockholders to be held in 2021. All directors will be elected annually at each annual meeting of stockholders. The following table sets forth the name, age, and position of each member of the Company’s Board as of November 24, 2020:

Name	Age	Position with Pioneer	Director Since
Charlie Thompson	59	Independent Director and Chairman	May 29, 2020
David Coppé	48	Independent Director	May 29, 2020
John Jacobi	66	Independent Director	May 29, 2020
Matthew S. Porter	44	Interim President, Chief Executive Officer and Director	May 29, 2020
Charlie Thompson
Charlie Thompson currently serves as chairman of the board and chief executive officer at Nuverra Environmental Solutions, a middle market oilfield water logistics company. Mr. Thompson founded PinHigh Capital Partners, a Houston-based family office affiliated investment partnership with a focus on private oil service and exploration and production investments. Previously, Mr. Thompson spent two years at Nomura Securities building the oil and gas investment banking business, and from 2004 to 2014 he was an original partner of Legacy Partners Group. Mr. Thompson holds a B.A. in geology from Williams College and attended Columbia Business School.

David Coppé
David Coppé currently serves on the board of Legacy Reserves Inc., an oil and gas producer focused on horizontal development in the Permian basin. He also serves on the board of RDV Resources (f/k/a Sheridan I). Mr. Coppé served as director and head of energy, private equity of Caisse de Dépôt et Placement du Québec from March 2017 until March 2019. Mr. Coppé was also a co-founder and partner at Cadent Energy Partners, LLC, an energy-focused private equity firm, and chief executive officer of Probe Holdings, Inc., an independent manufacturer of wireline and downhole equipment for oil and gas wells. He started his career as a field engineer for Schlumberger and also worked for Goldman Sachs. Mr. Coppé received an M.B.A. from Massachusetts Institute of Technology and a Mechanical Engineering degree from the University of Louvain, Belgium.

John Jacobi
John Jacobi began his full-time employment in the energy business in 1981 working for Woolf & Magee Inc., a drilling, exploration and production company. In 1991, Mr. Jacobi co-founded Jacobi-Johnson Energy, Inc., an independent oil and gas producer, and served as its president focusing on acquisitions in the Ark-La-Tex and Gulf Coast Basins. In 1998, Jacobi-Johnson Energy, Inc. was sold to EXCO Resources, where Mr. Jacobi served as vice president of business development and marketing and led the acquisition efforts on transactions valued at approximately $8 billion. In June 2013, Mr. Jacobi co-founded Covey Park Energy, Inc., again focusing on acquisitions and served as its co-chief executive officer. Covey Park Energy, Inc. was sold to Comstock Resources in July 2019, and Mr. Jacobi served on its board until August 2020.
Matthew S. Porter
Matt Porter was appointed to serve as the Company’s Interim President and Chief Executive Officer effective July 17, 2020. He is a founding partner at Activos, LLC, a consulting company in domestic and international oilfield service industry, and Allied Industrial Partners, an investment firm that focuses on investments in manufacturing, distribution, energy and industrial service companies. Previously, he was a chief executive officer, president and director at Xtreme Drilling Corp., where he previously served as president and chief financial officer and as chief financial officer. Prior to that he served as the chief financial officer at Bronco Drilling Company. Mr. Porter started his career at BOK Financial Corp. as a portfolio manager. Mr. Porter received his M.B.A. and B.B.A. from University of Oklahoma.
Other than as set forth in the Plan or as described above, there are no arrangements or understandings between any of the listed directors and any other persons pursuant to which such director was selected as a director and there are no transactions in which any of the listed directors has an interest in which requires disclosure under Item 404(a) of Regulation S-K.
Director Independence
Our certificate of incorporation and bylaws require all directors, other than the chief executive officer of the Company in his capacity as a director, to satisfy the independence requirements of The Nasdaq Global Market, The Nasdaq Global Select Market and The New York Stock Exchange. The Board has determined that all of our directors are independent under the applicable NYSE and Commission standards, other than Mr. Porter who, as our Interim President and Chief Executive Officer, is an officer of the Company. There are no family relationships of first cousin or closer among our directors or officers by blood, marriage or adoption. Our Board also determined that all members of the Audit Committee and the Compensation, Nominating and Governance Committee are independent under applicable NYSE and Exchange Act rules for purposes of each committee on which they serve.

Executive Officers
The following information provides information regarding the Company's executive officers as of November 24, 2020.

Name	Age	Position with Pioneer
Matthew S. Porter	44	Interim President, Chief Executive Officer and Director
Lorne E. Phillips	49	Executive Vice President and Chief Financial Officer
Brian L. Tucker	46	Executive Vice President and Chief Operating Officer
Bryce T. Seki	44	Vice President, General Counsel, Secretary and Compliance Officer
Matthew S. Porter
Matt Porter was appointed to serve as the Company’s Interim President and Chief Executive Officer effective July 17, 2020. He is a founding partner at Activos, LLC, a consulting company in domestic and international oilfield service industry and Allied Industrial Partners, an investment firm that focuses on investments in manufacturing, distribution, energy and industrial service companies. Previously, he was a chief executive officer, president and director at Xtreme Drilling Corp., where he previously served as president and chief financial officer and as chief financial officer. Prior to that he served as the chief financial officer at Bronco Drilling Company. Mr. Porter started his career at BOK Financial Corp. as a portfolio manager. Mr. Porter received his M.B.A. and B.B.A. from University of Oklahoma.

Lorne E. Phillips
Lorne E. Phillips has served as our Executive Vice President and Chief Financial Officer since joining Pioneer in 2009. Prior to joining Pioneer, Mr. Phillips worked for 10 years at Cameron International Corporation, serving most recently as Vice President and Treasurer. Prior to that, he was General Manager of Cameron’s Canadian valves operations, Vice President of Marketing and M&A for the valves division, and Business Development Manager for Cameron. Before joining Cameron, he was a Financial Analyst for SCF Partners, a provider of equity capital to energy service and equipment companies, and for Simmons & Company International, an investment bank focused on the energy industry. Mr. Phillips received a Bachelor's Degree in economics from Rice University and a Master of Business Administration Degree from Harvard Business School. Currently, he serves on the board of directors of the nonprofit organization, Communities In Schools of San Antonio.

Brian L. Tucker
Brian L. Tucker was appointed President of our Drilling Services Business in 2015 before assuming the role of President of Drilling and Well Servicing in 2018 and then Chief Operating Officer effective January 1, 2019. Since joining Pioneer in 2012, Mr. Tucker has served as our Senior Vice President over Appalachia, Utah and North Dakota drilling divisions. Prior to joining Pioneer, Mr. Tucker was a Vice President for Helmerich and Payne (H&P) managing the South Texas operations from 2010 to 2012. From 2004 to 2010, Mr. Tucker served as drilling engineer and operations manager for the Barnett Shale, South Texas and West Texas operations for H&P. Mr. Tucker served eight years as an officer in the U.S. Army, is a West Point graduate with a Bachelor of Science in systems engineering, and completed the Harvard Business School Advanced Management Program in 2014. He currently serves as a board member of Catholic Charities Archdiocese of San Antonio.

Bryce T. Seki
Bryce T. Seki joined Pioneer in 2011, first serving as Corporate Counsel and then Associate General Counsel before being promoted to Vice President, General Counsel, Secretary and Compliance Officer effective January 1, 2018. Prior to joining Pioneer, Mr. Seki was an associate attorney at Fulbright & Jaworski L.L.P. (now known as Norton Rose Fulbright US LLP). Mr. Seki received a Bachelor of Arts from the University of Notre Dame and a Juris Doctor degree from Notre Dame Law School. Currently, he serves on the board of directors of the nonprofit organization Leukemia and Lymphoma Society of South Central Texas.

Legal Proceedings

There have been no material legal proceedings requiring disclosure under the federal securities within the past ten years that are material to an evaluation of the ability or integrity of our directors or executive officers, except that, as previously disclosed, we voluntarily filed a petition under Chapter 11 of the Bankruptcy Code in March 2020.

SELLING SECURITYHOLDERS
•This prospectus relates to the resale from time to time by the selling stockholders named in the table below of up to $167,440,199 aggregate principal amount of Convertible Notes, including $127,838,907 principal amount of Convertible Notes outstanding on the date hereof and up to $39,601,292 principal amount of Convertible Notes that may be issued in payment in kind of interest on the Convertible Notes through their maturity date; and
•13,307,443 shares of the Common Stock, including 749,428 shares of Common Stock outstanding on the date hereof, 9,587,918 shares of Common Stock issuable upon conversion of Convertible Notes outstanding on the date hereof and up to 2,970,097 shares of Common Stock issuable upon conversion of Convertible Notes that may be issued in payment in kind of interest on the Convertible Notes through their maturity date.
The information provided below with respect to the selling securityholders has been furnished by or on behalf of the selling securityholders and is current as of November 13, 2020. The selling securityholders may offer any or all of their Securities for resale from time to time pursuant to this prospectus. However, the selling securityholders are under no obligation to sell any of the Securities offered pursuant to this prospectus.
Because the selling securityholders may sell none, all or some portion of the Securities owned by them, we cannot estimate the number or percentage of Securities that will be beneficially owned by the selling securityholders after this offering. In addition, the selling securityholders may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which the selling securityholders provided the information regarding the Securities owned by them, all or a portion of the Securities owned by them in transactions exempt from the registration requirements of the Securities Act.
None of the selling securityholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than its past and current ownership of the Securities and related director memberships in addition to lending relationships. Under the Registration Rights Agreement, a selling securityholder that, together with its affiliates and related funds, owns more than 5% of the outstanding Securities has the right to designate one Board observer who will be entitled to attend all meetings of the Board and any committee thereof and receive all materials that are provided to directors of the Company or committee members; provided that such Board observer has no voting rights with respect to actions taken or elected not to be taken by the Board or any committee thereof. Ascribe III Investments LLC is the only securityholder that has designated a Board observer as of the date hereof.

Name of Selling Securityholder (1)	Convertible Notes Owned Prior to Offering (2)	Convertible Notes Owned After Offering (3)	Number of Shares of Common Stock Beneficially Held Prior to Offering (4)	Total Number of Shares of Common Stock Being Registered	Number of Shares of Common Stock Beneficially Held After Offering (3)
BlackRock, Inc. (5)	$40,213,899	—	3,123,397	3,123,397	—
Ascribe III Investments LLC (6)	$35,363,924	—	2,808,489	2,808,489	—
MSD Credit Opportunity Fund, Ltd. and SOF Investments II, L.P. (7)	$17,307,366	—	1,345,319	1,345,319	—
American Beacon SiM High Yield Opportunities Fund (8)	$16,234,661	—	1,293,202	1,293,202	—
LS Strategic Income Fund (9)	$13,020,473	—	1,037,173	1,037,173	—
Credit Suisse Asset Management, LLC (10)	$9,139,610	—	782,262	782,262	—
FS Global Credit Opportunities Fund (11)	$6,538,397	—	508,237	508,237	—
LS Institutional High Income Fund (9)	$4,284,274	—	341,275	341,275	—
Redwood Master Fund, LTD (12)	$3,845,499	—	298,916	298,916	—
Whitebox Relative Value Partners, LP (13)	$3,747,266	—	298,460	298,460	—
Whitebox Multi-Strategy Partners, LP (13)	$3,003,314	—	238,311	238,311	—
DW Catalyst Master Fund, Ltd. (14)	$2,351,046	—	203,672	203,672	—
J.P. Morgan Securities LLC (15)	$2,417,845	—	203,121	203,121	—
Strategic Income Fund - MMHF (9)	$1,660,795	—	132,294	132,294	—
DW-TX, LP (14)	$1,582,208	—	132,137	132,137	—
Pandora Select Partners, LP (13)	$1,277,031	—	101,714	101,714	—
DW Value Master Fund, Ltd. (14)	$1,207,613	—	93,538	93,538	—
NORCAL Mutual Insurance Company (8)	$770,148	—	61,346	61,346	—
City of Philadelphia Public Employees Pension Plan (8)	$740,023	—	58,949	58,949	—
U.S. Retirement Trust (9)	$694,181	—	55,296	55,296	—
'05 (9)	$654,887	—	52,168	52,168	—
SiM US High Yield Fund (8)	$589,399	—	46,949	46,949	—
Whitebox GT Fund, LP (13)	$255,406	—	20,342	20,342	—
Whitebox Credit Partners, LP (13)	$231,830	—	19,366	19,366	—
The George Washington University (9)	$191,227	—	15,232	15,232	—
Cultural Institutions Pension Plan Trust (9)	$117,880	—	9,385	9,385	—
Lucent Technologies Master Pension Trust (9)	—	—	6,711	6,711	—
Mercer Investment Fund 1 (9)	—	—	5,079	5,079	—
Entergy Corporation Retirement Plans Master Trust (9)	—	—	3,298	3,298	—
Siemens Savings Plan (9)	—	—	3,084	3,084	—
Halliburton High Yield (9)	—	—	1,978	1,978	—
United Mine Workers of America Health and Retirement Funds (9)	—	—	1,830	1,830	—
Lucent Technologies Inc. Defined Contribution Plan Master Trust (9)	—	—	1,599	1,599	—
Siemens Medical Solutions USA Inc. Savings Plan (9)	—	—	1,583	1,583	—
Natixis Loomis Sayles Multisector Income Fund (9)	—	—	989	989	—
Houston Firefighters Relief and Retirement Fund B (9)	—	—	742	742	—

(1)The number of Securities shown in the table includes Convertible Notes and Common Stock that would be held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.
(2)The number of Convertible Notes owned prior to the offering includes both the Convertible Notes previously issued and the maximum amount of Convertible Notes that can or will be issued in the future.
(3)This calculation is based on the assumption that all Securities will be sold in the offering.

(4)The number of shares of Common Stock beneficially held prior to the offering includes those shares of Common Stock issuable upon conversion of the Convertible Notes and all other shares beneficially owned. The number of shares of Common Stock issuable upon conversion of the Convertible Notes is calculated assuming ownership of both the Convertible Notes previously issued to the holder and the maximum amount of Convertible Notes that would be issued to the holder in respect of interest if the Convertible Notes were held until maturity. As a result of provisions in the Indenture governing the Convertible Notes, a beneficial owner of the Convertible Notes is not entitled to receive shares of Common Stock upon an optional conversion of any Convertible Notes during any period of time in which the aggregate number of shares of Common Stock that may be acquired by such beneficial owner upon conversion of Convertible Notes shall, when added to the aggregate number of shares of Common Stock deemed beneficially owned, directly or indirectly, by such beneficial owner and each person subject to aggregation of Common Stock with such beneficial owner under Section 13 or Section 16 of the Exchange Act at such time, exceed 9.99% of the total issued and outstanding shares of Common Stock, or in the case of the funds held or managed by BlackRock, Inc., 19.99%. The Indenture permits holders to increase or decrease this percentage upon prior notice to the Company, and Ascribe III Investments LLC and Whitebox Advisors LLC have reduced the aforementioned percentage to 4.99%. As permitted by the Indenture, Loomis, Sayles & Company, L.P. has elected not to be subject to this limitation.
(5)Includes 3,016,042 shares of Common Stock issuable upon conversion of Convertible Notes and 107,355 shares of Common Stock. The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: Arch Reinsurance Ltd.; BlackRock 2022 Global Income Opportunity Trust; BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V; Strategic Income Opportunities Bond Fund; Master Total Return Portfolio of Master Bond LLC; BlackRock Multi-Sector Opportunities Trust; AST BlackRock Loomis Sayles Portfolio; JPMBI re BlackRock BankLoan Fund; BlackRock Floating Rate Income Trust; BlackRock Core Bond Trust; BlackRock Multi-Sector Income Trust; BlackRock Limited Duration Income Trust; BlackRock Floating Rate Income Portfolio of BlackRock Funds V; BlackRock High Yield Bond Portfolio of BlackRock Funds V; High Yield Bond Fund; BlackRock High Yield Portfolio of BlackRock Series Fund II, Inc.; BlackRock High Yield V.I. Fund of BlackRock Variable Series Funds II, Inc.; California State Teachers’ Retirement System; BlackRock Debt Strategies Fund, Inc.; BlackRock Floating Rate Income Strategies Fund, Inc.; BlackRock Corporate High Yield Fund, Inc.; Brighthouse Funds Trust I – BlackRock High Yield Portfolio; Pension Benefit Guaranty Corporation; and Advanced Series Trust - AST BlackRock Global Strategies Portfolio. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders or BlackRock, Inc.
(6)Includes 2,652,294 shares of Common Stock issuable upon conversion of Convertible Notes and 156,195 shares of Common Stock. Ascribe Capital LLC (“Ascribe Capital”) is the investment manager of Ascribe III Investments LLC (“Fund III”). Fund III holds directly the Common Stock and Convertible Notes. American Securities LLC (“American Securities”) is the 100% owner of Ascribe Capital. Ascribe Opportunities Fund III, L.P. (“Opportunities III”) and Ascribe Opportunities Fund III(B), L.P. (“Opportunities III(B)”) are the sole members of Fund III. Ascribe Associates III, LLC (“Associates III”) is the general partner of Opportunities III and Opportunities III(B). Each of Ascribe Capital, American Securities, Associates III, Opportunities III and Opportunities III(B) may be deemed to share beneficial ownership of the Common Stock and Convertible Notes of the issuer beneficially owned or held by Fund III. Each of Ascribe Capital, American Securities, Associates III, Opportunities III and Opportunities III(B) disclaims beneficial ownership of the Common Stock and Convertible Notes held by Fund III, except to the extent of its pecuniary interests. In addition, Fund III has designated Lawrence A. First as its Board observer. The address of Ascribe III Investments LLC is 299 Park Avenue, 34th Floor, New York, NY 10171.

(7)Includes 1,298,052 shares of Common Stock issuable upon conversion of Convertible Notes and 47,267 shares of Common Stock, based on Company records.

Based on a Schedule 13G filed with the Commission on June 8, 2020, MSD Capital, L.P. ("MSD Capital") is the general partner of, and may be deemed to have or share voting and/or dispositive power over, and beneficially own securities beneficially owned by SOF Investments II, L.P. MSD Capital Management, LLC ("MSD Capital Management") is the general partner of, and may be deemed to have or share voting and/or dispositive power over, and beneficially own securities beneficially owned by, MSD Capital. Each of John Phelan and Marc R. Lisker is a manager of, and may be deemed to have or share voting and/or dispositive power over, and beneficially own securities beneficially owned by, MSD Capital Management. Michael S. Dell is the controlling member of, and may deemed to beneficially own securities owned by MSD Capital Management. The address of MSD Capital Management is 645 Fifth Avenue, 21st Floor, New York, NY 10022.

Based on a Schedule 13G filed with the Commission on June 8, 2020, MSD Partners, L.P. ("MSD Partners") is the investment manager of, and may be deemed to have or share voting and/or dispositive power over, and beneficially own securities beneficially owned by MSD Credit Opportunity Fund, L.P. MSD Partners (GP), LLC ("MSD GP") is the general partner of, and may be deemed to have or share voting and/or dispositive power over, and beneficially own securities beneficially owned by, MSD Partners. Each of John Phelan and Marc R. Lisker is a manager of, and may be deemed to have or share voting and/or dispositive power over, and beneficially own securities beneficially owned by, MSD GP. The address of MSD GP is 645 Fifth Avenue, 21st Floor, New York, NY 10022.

(8)Strategic Income Management, LLC is the subadvisor to American Beacon SiM High Yield Opportunities Fund, the advisor to City of Philadelphia Public Employees Pension Plan, and the discretionary investment manager to NORCAL Mutual Insurance Company and SiM US High Yield Fund. Tim Black is the Chief Executive Officer of Strategic Income Management, LLC and, in such capacity, may be deemed to have voting and dispositive power with respect to the securities held by NORCAL Mutual Insurance Company and SiM US High Yield Fund.

Includes 1,217,600 shares of Common Stock issuable upon conversion of Convertible Notes and 75,602 shares of Common Stock held by American Beacon SiM High Yield Opportunities Fund, for which the address is 220 East Las Colinas Blvd., Suite 1200, Irving, Texas 75309.

Includes 57,761 shares of Common Stock issuable upon conversion of Convertible Notes and 3,585 shares of Common Stock held by NORCAL Mutual Insurance Company, for which the address is 7600 N. Capital of TX Hwy, Building B, Suite 300, Austin, TX 78731.

Includes 55,502 shares of Common Stock issuable upon conversion of Convertible Notes and 3,447 shares of Common Stock held by City of Philadelphia Public Employees Pension Plan, for which the address is at the office of the City of Philadelphia Board of Pensions and Retirement at Two Penn Center Plaza, 16th floor, Philadelphia, PA 19102.

Includes 44,205 shares of Common Stock issuable upon conversion of Convertible Notes and 2,744 shares of Common Stock held by SiM US High Yield Fund, for which the address is Candoris ICAV, Ground Floor, 5 George's Dock, IFSC, Dublin 1, Ireland.

(9)Loomis, Sayles & Company, L.P. is the Investment Manager of LS Strategic Income Fund, LS Institutional High Income Fund, Strategic Income Fund - MMHF, U.S. Retirement Trust, 05, The George Washington University, Cultural Institutions Pension Plan Trust, Lucent Technologies Master Pension Trust, Mercer Investment Fund 1, Entergy Corporation Retirement Plans Master Trust, Siemens Savings Plan, Halliburton High Yield, United Mine Workers of America Health and Retirement Funds, Lucent Technologies Inc. Defined Contribution Plan Master Trust, Siemens Medical Solutions USA Inc. Savings Plan, Natixis Loomis Sayles Multisector Income Fund and Houston Firefighters Relief and Retirement Fund B, with power to direct investments and/or power to vote the securities. The address of Loomis, Sayles & Company, L.P. is One Financial Center, Boston, MA 02111. The number of Securities shown for each of the foregoing entities in the table does not include Securities that such entity may be deemed to beneficially own by reason of having the same investment manager.

Includes 976,535 shares of Common Stock issuable upon conversion of Convertible Notes and 60,638 shares of Common Stock held by LS Strategic Income Fund.

Includes 321,321 shares of Common Stock issuable upon conversion of Convertible Notes and 19,954 shares of Common Stock held by LS Institutional High Income Fund.

Includes 124,560 shares of Common Stock issuable upon conversion of Convertible Notes and 7,734 shares of Common Stock held by Strategic Income Fund - MMHF.

Includes 52,064 shares of Common Stock issuable upon conversion of Convertible Notes and 3,232 shares of Common Stock held by U.S. Retirement Trust.

Includes 49,117 shares of Common Stock issuable upon conversion of Convertible Notes and 3,051 shares of Common Stock held by 05.

Includes 14,342 shares of Common Stock issuable upon conversion of Convertible Notes and 890 shares of Common Stock held by The George Washington University.

Includes 8,841 shares of Common Stock issuable upon conversion of Convertible Notes and 544 shares of Common Stock held by Cultural Institutions Pension Plan Trust.

(10)Includes 685,471 shares of Common Stock issuable upon conversion of Convertible Notes and 96,791 shares of Common Stock. The address for Credit Suisse Asset Management, LLC is Eleven Madison Avenue, New York, NY 10010.
(11)Includes 490,380 shares of Common Stock issuable upon conversion of Convertible Notes and 17,857 shares of Common Stock. Based on Company records, FS Global Advisor, LLC is the Investment Advisor to FS Global Credit Opportunities Fund. The address of FS Global Credit Opportunities Fund is 201 Rouse Boulevard, Philadelphia, PA 19112.

(12)Includes 288,412 shares of Common Stock issuable upon conversion of Convertible Notes and 10,504 shares of Common Stock. Redwood Capital Management, LLC is the investment manager of Redwood Master Fund, LTD and the address of Redwood Capital Management, LLC is 910 Sylvan Ave, Englewood Cliffs, NJ 07632.

(13)Whitebox Advisors LLC is the investment manager of Whitebox Relative Value Partners, LP, Whitebox Multi-Strategy Partners, LP, Pandora Select Partners, LP, Whitebox GT Fund, LP and Whitebox Credit Partners, LP (collectively, the "Whitebox Funds"), and holds voting and disposable power over the shares held by the Whitebox Funds. Whitebox Advisors LLC is owned by Robert Vogel, Paul Twitchell, Jacob Mercer and Paul Roos and such individuals disclaim beneficial ownership of the securities except to the extent of its or his direct or indirect economic interest in Whitebox Advisors LLC or such Whitebox Funds. The address of Whitebox Advisors LLC is 3033 Excelsior Blvd, Suite 500, Minneapolis, MN 55416. The number of Securities shown for each of the foregoing entities in the table does not include Securities that such entity may be deemed to beneficially own by reason of having the same investment manager.

Includes 281,045 shares of Common Stock issuable upon conversion of Convertible Notes and 17,415 shares of Common Stock held by Whitebox Relative Value Partners, LP.

Includes 225,249 shares of Common Stock issuable upon conversion of Convertible Notes and 13,062 shares of Common Stock held by Whitebox Multi-Strategy Partners, LP.

Includes 95,777 shares of Common Stock issuable upon conversion of Convertible Notes and 5,937 shares of Common Stock held by Pandora Select Partners, LP.

Includes 19,155 shares of Common Stock issuable upon conversion of Convertible Notes and 1,187 shares of Common Stock held by Whitebox GT Fund, LP.

Includes 17,387 shares of Common Stock issuable upon conversion of Convertible Notes and 1,979 shares of Common Stock held by Whitebox Credit Partners, LP.

(14)DW Partners, LP is the investment manager of DW Catalyst Master Fund, Ltd., DW-TX, LP and DW Value Master Fund, Ltd., and Mr. David Warren may be deemed to have voting or dispositive control over the securities held by DW Catalyst Master Fund, Ltd., DW-TX, LP and DW Value Master Fund, Ltd. The address of DW Partners, LP is 590 Madison Avenue 13th Floor, New York, NY 10022. The number of Securities shown for each of the foregoing entities in the table does not include Securities that such entity may be deemed to beneficially own by reason of having the same investment manager.

Includes 176,328 shares of Common Stock issuable upon conversion of Convertible Notes and 27,344 shares of Common Stock held by DW Catalyst Master Fund, Ltd.
Includes 118,666 shares of Common Stock issuable upon conversion of Convertible Notes and 13,471 shares of Common Stock held by DW-TX, LP.
Includes 90,571 shares of Common Stock issuable upon conversion of Convertible Notes and 2,967 shares of Common Stock held by DW Value Master Fund, Ltd.
(15)Includes 181,338 shares of Common Stock issuable upon conversion of Convertible Notes and 21,783 shares of Common Stock. J.P. Morgan Securities LLC is a wholly owned subsidiary of JPMorgan Chase & Co., which in its capacity as parent holding company, disclaims beneficial ownership of these shares. J.P. Morgan Securities LLC is controlled as set forth below: Each of Amanda D Winkelman, Christopher L Harvey, Claudia Jury, Eric D Tepper, Eric J Stein, Jason Ewin Sippel and Jeremy R Geller is a Manager of J.P. Morgan Securities LLC, a Delaware limited liability company, and as such may be deemed to have voting and dispositive power over the shares held by J.P. Morgan Securities LLC. Each of Amanda D Winkelman, Christopher L Harvey, Claudia Jury, Eric D Tepper, Eric J Stein, Jason Ewin Sippel and Jeremy R Geller disclaims beneficial ownership of the shares. The address for each of J.P. Morgan Securities LLC, Amanda D Winkelman, Christopher L Harvey, Claudia Jury, Eric D Tepper, Eric J Stein, Jason Ewin Sippel and Jeremy R Geller is 383 Madison Avenue, 3rd Floor, New York, NY 10179.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On July 31, 2020, the Board adopted the Related Party Transactions Policy for the review, approval and ratification of any related party transaction. Under this policy, the Board’s audit committee (the “Audit Committee”) will review the relevant facts and circumstances of each related party transaction. Our Audit Committee reviews any transaction in which (1) we or any of our subsidiaries, on the one hand, and (2) any of our directors, nominees for director, executive officers or holders of more than 5% of our voting securities or any of their immediate family members, on the other hand, is, was or is proposed to be a participant and the amount involved exceeds $120,000. Our Audit Committee is required by its charter to review and approve all such related party transactions, as well as to periodically reassess these transactions to ensure their continued appropriateness. The Company’s chief financial officer is primarily responsible for the development and implementation of processes and controls to obtain information from directors and officers with respect to any such related party transactions, including the use of annual director and officer questionnaires. Our management is responsible for determining whether a transaction contains the characteristics described above requiring review and approval by our Audit Committee.
None of our directors or executive officers and no holder of more than 5% of our Securities, and no member of the immediate family of any such director, officer or securityholder, to our knowledge, had any material interest in any transaction during the fiscal year ended December 31, 2019, to which the Company or any of its subsidiaries was or is to be a participant in which the amount involved exceeds $120,000.
Effective July 17, 2020, our former Chief Executive Officer, Wm. Stacy Locke, resigned his officer and director positions with the Company and the Board appointed Matthew S. Porter, a member of the Board, to serve as Interim Chief Executive Officer. In connection with his appointment as Interim Chief Executive Officer, the Company entered into a consulting agreement with Mr. Porter pursuant to which he will receive a monthly cash consulting fee of $35,000 and reimbursement for all reasonable travel and other expenses incurred in connection with his service as Interim Chief Executive Officer.

On February 28, 2020, the Company entered into that certain Restructuring Support Agreement and that certain Backstop Commitment Agreement with certain of our pre-Effective Date creditors and certain members of our senior management, pursuant to which our former chief executive officer, Wm. Stacy Locke, our chief financial officer, Lorne E. Phillips, our executive vice president and chief operating officer, Brian L. Tucker, and our former executive vice president and chief strategy officer, Carlos R. Peña, agreed to purchase approximately $1,795,000 in aggregate of Convertible Notes pursuant to a rights offering upon our emergence from Chapter 11. Pursuant to the Backstop Commitment Agreement, Mr. Locke purchased $1,075,000 of Convertible Notes; Mr. Phillips purchased $244,000 of Convertible Notes; Mr. Tucker purchased $222,000 of Convertible Notes; and Mr. Peña purchased $254,000 of Convertible Notes.

Furthermore, on the Effective Date, pursuant to the Plan, the Company entered into the Registration Rights Agreement with certain of our pre-Effective Date creditors that, in the aggregate, received 989,440 shares of our Common Stock, representing approximately 94.25% of our Common Stock issued on the Effective Date, and $127,832,000 aggregate principal amount of the Convertible Notes. Pursuant to the Registration Rights Agreement, the Company agreed to file a shelf registration statement

(“Shelf”) with the Commission on Form S-1 or Form S-3, if available, for the offer and resale of all of the securityholders’ Securities on a delayed or continuous basis, following the earlier to occur of (1) November 29, 2020 and (2) the Company becoming eligible to file a shelf registration statement on Form S-3. At any time and from time to time after the Shelf has been declared effective, any securityholder may request to sell all or any portion of their Securities in an underwritten offering that is registered pursuant to the Shelf, and any securityholder may participate in such a Shelf takedown. The Company is filing this Registration Statement on Form S-1 pursuant to the foregoing obligation.
In addition, pursuant to the Registration Rights Agreement, securityholders with an aggregate ownership percentage of at least 30% (15% after the Company completes its initial underwritten public offering (as such term is defined in the Registration Rights Agreement)) have the right to demand the Company register any or all of their Securities at any time under the Securities Act on Form S-1, if Form S-3 is not available to the Company, or on Form S-3, or any similar short-form registration statement, if available. Pursuant to the Registration Rights Agreement, holders also have customary piggyback registration rights with respect to any offering by the Company under the Securities Act. The registration rights are subject to certain conditions and limitations, including our ability to suspend a registration statement under certain circumstances. We will generally pay all fees and expenses in connection with our obligations under the Registration Rights Agreement. The rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions.
In addition, a securityholder that, together with its affiliates and related funds, owns more than 5% of the outstanding Securities has the right to designate one Board observer who shall be entitled to attend all meetings of the Board and any committee thereof and receive all materials that are provided to directors of the Company or committee members; provided that such Board observer shall have no voting rights with respect to actions taken or elected not to be taken by the Board or any committee thereof. Ascribe III Investments LLC has exercised its right to designate a Board observer.
No separate review of the Registration Rights Agreement, Restructuring Support Agreement, or Backstop Commitment Agreement were performed by the Audit Committee as they were a requirement of the Plan.

DESCRIPTION OF COMMON STOCK

On March 1, 2020, the Company and certain of its subsidiaries filed voluntary petitions for relief under Title 11 (“Chapter 11”) of the United States Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) and, on March 2, 2020, filed the prepackaged Chapter 11 plan of reorganization (the “Plan”) with the Bankruptcy Court. On May 11, 2020, the Bankruptcy Court entered an order, Docket No. 331 (the “Confirmation Order”), confirming the Plan, a copy of which was included as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on May 12, 2020. On May 29, 2020 (the “Effective Date”), the conditions to effectiveness of the Plan were satisfied and the Company emerged from Chapter 11.
On the Effective Date, pursuant to the Plan, all shares of the Company’s common stock, par value $0.10 per share (the “Old Common Stock”), issued and outstanding immediately before the Effective Date were cancelled, and the Company issued shares of its new Common Stock, par value $0.001 per share (the “Common Stock”) to the holders of its prepetition 6.125% senior notes due 2022 and holders of its Old Common Stock. For a description of the Company’s Old Common Stock, see Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.
Also on the Effective Date, as part of the transactions undertaken pursuant to the Plan, the Company was converted from a Texas corporation to a Delaware corporation, and the Company filed a Certificate of Incorporation of the Company (the “Certificate of Incorporation”) with the office of the Secretary of State of the State of Delaware and adopted the Amended and Restated Bylaws of the Company (the “Bylaws”). The following description of the Common Stock does not purport to be complete and is subject to and qualified by the full terms of the Certificate of Incorporation and the Bylaws, which are filed as Exhibit 3.1 and Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on June 2, 2020 and incorporated herein by reference. Additionally, the General Corporation Law of the State of Delaware (the “DGCL”) contains provisions which affect the capital stock of the Company.
Authorized Capital Stock
The Certificate of Incorporation authorizes the Company to issue up to 25,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”). The Certificate of Incorporation prohibits the Company from issuing non-voting equity securities (which shall not be deemed to include any warrants or options to purchase capital stock of the Company) to the extent prohibited by Section 1123(a)(6) of Title 11 of the United States Code (the “Bankruptcy Code”). The Certificate of Incorporation provides that, notwithstanding the provisions of Section 242(b)(2) of the

DGCL, the number of authorized shares of Preferred Stock and Common Stock may, without a class or series vote, be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of all outstanding securities of the Company generally entitled to vote at a meeting of stockholders (including the Company’s convertible senior unsecured pay-in-kind notes due 2025 (the “Convertible Notes”)), voting together as a single class.
As of November 13, 2020, our authorized capital stock consisted of (1) 25,000,000 shares of Common Stock, of which 1,138,185 were issued and outstanding, 9,732,825 shares were reserved for issuance pursuant to the Convertible Notes and 1,198,074 shares were reserved for issuance under our management incentive plan, and (2) 1,000,000 shares of Preferred Stock, no shares of which were issued and outstanding.
Common Stock
Voting Rights. At every meeting of the stockholders of the Company in connection with the election of directors and all other matters submitted to a vote of stockholders, each holder of shares of Common Stock is entitled to one vote in person or by proxy for each share of Common Stock registered in the name of such holder on the transfer books of the Company. Notwithstanding the foregoing, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the DGCL. The holders of shares of Common Stock shall not have cumulative voting rights.
In addition to Common Stock and Preferred Stock, if any, the Certificate of Incorporation also sets out the voting rights with respect to holders of the Convertible Notes, who are entitled to vote upon all matters upon which holders of any class or classes of Common Stock have the right to vote under the DGCL or the Certificate of Incorporation and shall be deemed to be stockholders of the Company (and the Convertible Notes shall be deemed to be stock) for the purpose of any provision of the DGCL that requires the vote of stockholders as a prerequisite to any corporate action. The number of votes represented by each Convertible Note is equal to the largest number of whole shares of Common Stock (rounded down to the nearest whole share) into which such Convertible Note may be converted, in accordance with the Convertible Notes Indenture (as defined below), at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken.
Preemptive Rights. The Bylaws provide each holder of the Convertible Notes (each, a “Convertible Noteholder”) and each holder of Common Stock issued to each Convertible Noteholder upon the conversion of Convertible Notes, preemptive rights to purchase its pro rata portion of any capital stock, equity interest or other instrument exercisable or exchangeable for or convertible into capital stock or equity interest of the Company or any of its subsidiaries proposed to be issued by the Company or any of its subsidiaries, subject to certain exceptions. The section of the Bylaws containing these preemptive rights shall terminate at such time as the Company has a class of equity securities listed on The Nasdaq Global Market, The Nasdaq Global Select Market or The New York Stock Exchange. The Bylaws further provide that any amendment to the section of the Bylaws containing the preemptive rights must be approved by the affirmative vote of not less than 66 2/3% of the total voting power of (i) the outstanding Convertible Notes and (ii) the Common Stock issued upon conversion of the Convertible Notes, with the Convertible Notes and such Common Stock voting together as a single class.
Dividends. Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, and subject to any other provisions of the Certificate of Incorporation, as it may be amended from time to time in accordance with the terms thereof, the holders of Common Stock shall be entitled to receive, on a pro rata basis, such dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Company’s Board of Directors (the “Board”) from time to time out of assets or funds of the Company legally available therefore.
Liquidation Preference. Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Company available for distribution after payments to creditors and to the holders of any class or series of stock having preference over the Common Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Company, ratably in proportion to the number of shares held by them.
Other Rights and Restrictions. The Bylaws provide that the prior written consent of each holder (together with its affiliates and related funds) of at least 17.5% of the aggregate voting power of all voting securities of the Company outstanding as of May 29, 2020 (each such holder, a “Major Securityholder”), for so long as such Major Securityholder holds at least 17.5% of the aggregate voting power of all voting securities of the Company outstanding as of such date, is required prior to the Company or any subsidiary incurring any indebtedness other than (i) borrowings outstanding on May 29, 2020, (ii) paid-in-kind interest on the Convertible Notes and the Company’s floating rate senior secured notes due 2025, (iii) borrowings under the ABL Facility, and (iv) indebtedness incurred in the ordinary course of business (the “Major Securityholder Consent Provision”). The Bylaws further provide that any amendment to the Major Securityholder Consent Provision must be approved by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Company generally entitled to vote in the election of directors (including each holder that is then, and has been since the Effective Date, a Major Securityholder).
The Bylaws provide that as long as Ascribe III Investments LLC (“Ascribe”) (together with its affiliates and affiliated funds) holds or beneficially owns at least 12.5% of the aggregate voting power of all voting securities of the Company outstanding as of May 29, 2020, the Company and its subsidiaries cannot issue any capital stock, equity interest, or other instrument exercisable or exchangeable for or convertible into capital stock or equity interest of the Corporation or any of its subsidiaries without Ascribe’s prior written consent, subject to certain exceptions (the “Ascribe Consent Provision”). The Bylaws further provide that, for so long as Ascribe (together with its affiliates and affiliated funds) holds or beneficially owns at least 10% of the aggregate voting power of all voting securities of the Company outstanding as of May 29, 2020, any amendment to the Ascribe Consent Provision must be approved by the affirmative vote of Ascribe.
Except for those transactions specifically set forth in the Bylaws, the Bylaws contain a provision stating that the Company shall not, and shall not permit any of its subsidiaries to, enter into, amend or renew an agreement, arrangement or transaction with (a) any affiliate of the Company (including any of the Company’s directors or officers or any entity in which any of the Company’s directors or officers has a financial interest) or (b) any owner of 5% or more of the Common Stock (including shares of Common Stock (rounded down to the nearest whole share) into which Convertible Notes may be converted), or an affiliate of such owner (each, a “Related Party”), unless such action is approved by either (i) a majority of the disinterested directors on the Board, or (ii) the holders of 60% of the Common Stock (including shares of Common Stock into which Convertible Notes may be converted), other than any Common Stock (including shares of Common Stock into which Convertible Notes may be converted) held by the Related Party.
Limitation of Liability of Directors
The Certificate of Incorporation provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.
Section 203 of the DGCL
The Certificate of Incorporation expressly states that the Company elects not to be governed by Section 203 of the DGCL (Business combinations with interested stockholders).
Anti-Takeover Provisions
The Certificate of Incorporation, the Bylaws and the DGCL contain provisions that may have some anti-takeover effects and may delay, defer or prevent a takeover attempt or a removal of the Company’s incumbent officers or directors that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price for shares held by the stockholders.
These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Company. The Company believes that the benefits of increased protection and the Company’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Deemed Liquidation Event. The Certificate of Incorporation expressly provides that approval by the holders of at least 60% of the total voting power of all outstanding securities of the Company generally entitled to vote at a meeting of stockholders (including the Convertible Notes) is required to be obtained prior to the consummation of any Deemed Liquidation Event. “Deemed Liquidation Event” means any acquisition of beneficial ownership of more than 50% of the total voting power of all outstanding securities of the Company generally entitled to vote at a meeting of stockholders (including the Convertible Notes), voting together as a single class, any sales or dispositions of all or substantially all of the assets of the Company on a consolidated basis, or any merger, consolidation, recapitalization or similar transaction where the Common Stock is converted into, or exchanged for, any other consideration.

Preferred Stock. The Board is expressly granted authority, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of a share or shares of Preferred Stock in one or more series and, by filing a certificate of designation with the Secretary of State pursuant to the DGCL setting forth a copy of such resolution or resolutions, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, and restrictions thereof.
Special Meetings of Stockholders and Stockholder Actions. The Certificate of Incorporation provides that, subject to the provisions of the Bylaws, special meetings of stockholders of the Company may be called by the Chairperson of the Board, the Chief Executive Officer or a majority of the Board. Subject to the provisions of the Bylaws governing special meetings, holders of not less than 50% of the voting power of all outstanding securities of the Company generally entitled to vote at a meeting of stockholders (including the Convertible Notes) entitled to vote at the proposed special meeting may also call a special meeting of stockholders of the Company by furnishing the Company a written request which states the purpose or purposes of the proposed meeting in the manner set forth in the Bylaws.
The Bylaws provide that prior to the date of the first annual meeting of stockholders, which shall be no earlier than May 29, 2021, no special meeting may be called by the Board or any person for the purposes of electing or removing any director or at which a proposal to elect or remove any director will be acted on unless such meeting is at the written request of the holders of at least 90% of the voting power of all outstanding securities of the Company generally entitled to vote at a meeting of stockholders (including the Convertible Notes), unless such election or removal is to occur in connection with a Deemed Liquidation Event to be duly approved at such special meeting. The Bylaws further provide that any amendment to the foregoing provision must be approved by the affirmative vote of the holders of not less than 90% of the total voting power of all outstanding securities of the Company generally entitled to vote in the election of directors.
Under the Certification of Incorporation, subject to the rights of the holders of any class or series of Preferred Stock then outstanding, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the DGCL and the Certificate of Incorporation and may not be taken by written consent of stockholders without a meeting.
Amendment of the Certification of Incorporation and Bylaws. None of the provisions in the Certificate of Incorporation may be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of any provision set forth in the Certificate of Incorporation, unless such action is approved by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Company generally entitled to vote at a meeting of stockholders (including the Convertible Notes), voting together as a single class. The Certificate of Incorporation grants to the Board the power to adopt, amend or repeal the Bylaws, subject to any restriction set forth in the Bylaws. Subject to the provisions of the Bylaws, the stockholders and holders of Convertible Notes may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Company generally entitled to vote at a meeting of stockholders (including the Convertible Notes), voting together as a single class.
Board of Directors. The Bylaws provide that the Board shall initially consist of five directors and thereafter, the exact number of directors shall be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the Board. The Certificate of Incorporation provides that any or all of the directors of the Company may be removed from office, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all outstanding securities of the Company generally entitled to vote at a meeting of stockholders (including the Convertible Notes), voting together as a single class. Under the Certificate of Incorporation, except as may be provided in any certificate of designations for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series, vacancies on the Board resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, until such seat is filled at the next election of directors. Our certificate of incorporation and bylaws require all directors, other than the chief executive officer of the Company in his capacity as a director, to satisfy the independence requirements of The Nasdaq Global Market, The Nasdaq Global Select Market and The New York Stock Exchange.
Other Limitations on Stockholder Actions. Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders.
Exclusive Forum. The Bylaws provide that any suit, action or proceeding by stockholders seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Certificate of Incorporation or the Bylaws shall be brought in the Court of Chancery of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, the United

States District Court for the District of Delaware, or to the extent such court also does not have subject matter jurisdiction, another court of the State of Delaware, County of New Castle, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of the Certificate of Incorporation or the Bylaws shall be deemed to have arisen from a transaction of business in the State of Delaware. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.
Transfer Agent and Registrar
The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, LLC.
Registration Rights Agreement
Pursuant to the Plan, on the Effective Date, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with certain parties who received the Common Stock and the Convertible Notes on the Effective Date.
A description of the material provisions of the Registration Rights Agreement is contained in the Company’s Current Report on Form 8-K filed with the Commission on June 2, 2020, which description is incorporated herein by reference.
The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement, which is filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on June 2, 2020 and incorporated herein by reference.

DESCRIPTION OF CONVERTIBLE NOTES
General
On March 1, 2020, the Company and certain of its subsidiaries filed voluntary petitions for relief under Title 11 (“Chapter 11”) of the United States Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) and, on March 2, 2020, filed the prepackaged Chapter 11 plan of reorganization (the “Plan”) with the Bankruptcy Court. On May 11, 2020, the Bankruptcy Court entered an order, Docket No. 331 (the “Confirmation Order”), confirming the Plan, a copy of which was included as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on May 12, 2020. On May 29, 2020 (the “Effective Date”), the conditions to effectiveness of the Plan were satisfied and the Company emerged from Chapter 11.
On the Effective Date, pursuant to the Plan, the Company entered into an indenture (the “Convertible Notes Indenture”), among the Company and Wilmington Trust, N.A., as trustee, and issued $129,771,000 aggregate principal amount of its 5.00% Convertible Senior Unsecured Pay-In-Kind Notes due 2025 (the “Convertible Notes”) thereunder.
The following description of the Convertible Notes Indenture and the Convertible Notes is intended to be a summary of the material provisions of the Convertible Notes Indenture and the Convertible Notes, and it does not purport to be complete and is subject to and qualified in its entirety by reference to the full terms of the Certificate of Incorporation and the Bylaws, which are filed as Exhibit 3.1 and Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on June 2, 2020 and incorporated herein by reference and the full terms of the Convertible Notes Indenture and the Convertible Notes, which are filed as Exhibit 4.1 and Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Commission on June 2, 2020 and incorporated herein by reference. Additionally, the terms of the Convertible Notes will include the terms made part of the Convertible Notes Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the General Corporation Law of the State of Delaware (the “DGCL”) contains provisions which affect the capital stock of the Company, of which the Convertible Notes are included.
You will find the definitions of capitalized terms used in this Description of Convertible Notes under the heading “—Certain Definitions.” For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Pioneer Energy Services Corp. and not to any of its subsidiaries. The Convertible Notes Indenture treats the registered holder of a Convertible Note as the owner of it for all purposes. Only registered holders of Convertible Notes have rights under the Convertible Notes Indenture, and all references to “holders” in this Description of Convertible Notes are to registered holders of Convertible Notes.
Brief Description of the Convertible Notes
The Convertible Notes:
•are general senior unsecured obligations of the Company;
•accrue interest at the rate of 5.00% per annum, payable in kind semi-annually in arrears on May 15 and November 15 of each year;
•mature on November 15, 2025;
•are convertible into shares of Common Stock in satisfaction of the principal amount and any accrued and unpaid interest;
•are mandatorily convert at maturity, unless previously converted or repurchased;
•are effectively junior in right of payment to any of our senior secured indebtedness (including all amounts outstanding under our ABL Facility and our Senior Secured Notes) to the extent of the value of the assets securing such indebtedness; and
•are entitled to, among other rights, voting rights, inspection rights, and pre-emptive rights.
We do not intend to list the Convertible Notes on a national securities exchange or interdealer quotation system.
Principal, Maturity and Interest
On the Effective Date, the Company issued $129,771,000 aggregate principal amount of Convertible Notes. The Convertible Notes will mature on November 15, 2025, unless earlier converted or repurchased. The Convertible Notes are general unsecured obligations of the Company. Interest on the Convertible Notes accrues at the rate of 5.00% per annum and is payable by increasing the principal amount of a Convertible Note or by issuing additional Convertible Notes in a principal amount equal to such interest. Interest is payable semiannually in arrears on each May 15 and November 15 to the Holders of Convertible Notes of record at the close of business on the immediately preceding May 1 and November 1. Interest on the Convertible Notes accrues from the most recent date to which interest has been paid. Interest on the Convertible Notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

The Convertible Notes will not be redeemable by the Company prior to the Maturity Date, and no sinking fund is provided for the Convertible Notes.
Trustee, Paying Agent and Registrar

Wilmington Trust, National Association is the Trustee. Initially, the Trustee will act as the paying agent and registrar. The registrar maintains a register reflecting ownership of the Convertible Notes outstanding from time to time and facilitates transfer of Convertible Notes on behalf of the Company.
Ranking
The Convertible Notes rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the Convertible Notes equal in right of payment to any of our liabilities that are not so subordinated and effectively junior in right of payment to any of our senior secured indebtedness (including all amounts outstanding under our ABL Facility and our Senior Secured Notes) to the extent of the value of the assets securing such indebtedness.
As of September 30, 2020, our total consolidated principal amount of indebtedness outstanding that was effectively senior in right of payment to the Convertible Notes was $79.0 million under the Senior Secured Notes. In addition, as of that date we could have incurred approximately $10.7 million of indebtedness effectively senior in right of payment to the Convertible Notes under the ABL Facility. As of September 30, 2020, our subsidiaries had $66.0 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the Convertible Notes are structurally subordinated.
The Company may not, and may not permit any of its Subsidiaries to, agree to any refinancing, replacement, amendment, restatement, supplement or other modification to, or waiver of, any ABL Credit Document or Senior Secured Notes Document that would (a) restrict us from making payments in respect of the Convertible Notes or otherwise performing ours obligations under the Convertible Notes Indenture, in each case, that would otherwise be permitted under such ABL Credit Document or Senior Secured Notes Document, (b) increase the amount of cash interest payable on the Senior Secured Notes on or prior to May 29, 2021 or (c) amend or modify any provisions regarding the incurrence, amount, security or priority of Additional Notes Collateral Debt (as defined in the Intercreditor Agreement).
Optional Conversion
Subject to certain restrictions, each Holder of a Convertible Note will have the right to convert all or any portion (if the portion to be converted is a minimum of $1.00 principal amount or an integral multiple in excess thereof) of its Convertible Notes into shares of Common Stock at any time prior to the close of business on the Business Day immediately preceding the first day of the Mandatory Conversion Period, at an initial conversion rate of 75 shares of Common Stock (subject to adjustment as provided in the Convertible Notes Indenture, the “Conversion Rate”) per $1,000 principal amount of Convertible Notes (subject to, and in accordance with, the settlement provisions included in the Convertible Notes Indenture).
The Convertible Notes Indenture provides, subject to certain exceptions, that for so long as the Common Stock is registered under the Exchange Act, a beneficial owner of the Convertible Notes is not entitled to receive shares of Common Stock upon an optional conversion of any Convertible Notes during any period of time in which the aggregate number of shares of Common Stock that may be acquired by such beneficial owner upon conversion of Convertible Notes shall, when added to the aggregate number of shares of Common Stock deemed beneficially owned, directly or indirectly, by such beneficial owner and each person subject to aggregation of Common Stock with such beneficial owner under Section 13 or Section 16 of the Exchange Act at such time, exceed 9.99% of the total issued and outstanding shares of Common Stock.
Mandatory Conversion
Mandatory Conversion at Maturity. Each Convertible Note will automatically convert (unless previously converted at the option of the Holder, converted at the option of the Company pursuant to an Accelerated Mandatory Conversion, or repurchased at the option of the Holder) on the Maturity Date (subject to postponement as a result of Market Disruption Events) (a “Mandatory Conversion”) at the Conversion Rate then in effect per $1,000 principal amount of Convertible Notes (subject to, and in accordance with, the settlement provisions contained in the Convertible Notes Indenture, the “Mandatory Conversion Obligation”); provided, however, that if the value of the Common Stock otherwise deliverable in connection with a Mandatory Conversion of a Convertible Note on the Maturity Date would be less than the principal amount of such Convertible Note plus accrued and unpaid interest, then the Convertible Note will instead convert into an amount of cash equal to the principal amount thereof plus accrued and unpaid interest.
Accelerated Mandatory Conversion.
(i) If the effective date of a Merger Event occurs prior to the Final Settlement Method Election Date, the Company, at its option, may cause all or any portion of the Convertible Notes to be automatically converted (an “Accelerated Mandatory Conversion”) at the Conversion Rate per $1,000 principal amount of Convertible Notes then in effect (subject to, and in accordance with, the settlement provisions included in the Convertible Notes Indenture).

(ii) To exercise the Accelerated Mandatory Conversion right, the Company will issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, a similar broadly disseminated news or press release service selected by the Company in good faith) prior to the open of business on the earlier of (x) the fifth Trading Day immediately following the effective date of such a Merger Event and (y) the Business Day immediately preceding the first day of the Mandatory Conversion Period, announcing such Accelerated Mandatory Conversion. The Company will also give written notice to the Holders and the Trustee on the same day as the press release announcing the Company’s election to convert the Convertible Notes; provided that in the case of a global note, such notice will be delivered in accordance with customary procedures of the Depositary. In the case of an Accelerated Mandatory Conversion, the Conversion Date will be the date on which the Company issues such press release (the date of any such issuance, an “Accelerated Mandatory Conversion Date”).
(iii) In addition to any information required by applicable law or regulation, the press release and notice of an Accelerated Mandatory Conversion pursuant to Section 14.01(c)(ii) of the Convertible Notes Indenture will specify:
(A) the Accelerated Mandatory Conversion Date;
(B) the Conversion Rate;
(C) whether the Company the Company has elected to satisfy the Company’s conversion obligation in respect of the Accelerated Mandatory Conversion through the issuance of shares of Common Stock or in cash and, if applicable, the first Trading Day of the applicable Observation Period;
(D) that interest on the Convertible Notes to be converted shall cease to accrue on the Accelerated Mandatory Conversion Date; and
(E) in case any Convertible Note is to be converted in part only, the portion of the principal amount thereof to be converted and that on and after the Accelerated Mandatory Conversion Date, upon surrender of such Convertible Note, a new Convertible Note in principal amount equal to the unconverted portion thereof will be issued.

(iv) On and after the Accelerated Mandatory Conversion Date, interest will cease to accrue on the Convertible Notes called for an Accelerated Mandatory Conversion and all rights of Holders of such Convertible Notes will terminate, except for the right to receive the shares of Common Stock and/or cash deliverable upon conversion thereof and, if the Accelerated Mandatory Conversion Date occurs following a Regular Record Date and prior to the corresponding Interest Payment Date, the right of the Holder of record on such Regular Record Date to receive the interest payable on the corresponding Interest Payment Date in cash. The Company will pay in cash to the Holder receiving the conversion consideration any accrued interest that has not been paid on any Convertible Note subject to Accelerated Mandatory Conversion to, but excluding, the Accelerated Mandatory Conversion Date.
(v) If fewer than all of the outstanding Convertible Notes are to be converted, the Trustee will select the Convertible Notes or portions thereof of a global note or the Convertible Notes in certificated form to be converted (in principal amounts of $1.00 or multiples thereof) by lot or by another method the Trustee considers to be fair and appropriate (and, in such manner that complies with the requirements of the Depositary, if applicable). If any Convertible Note selected by the Trustee is submitted for conversion in part after such selection, the portion of the Convertible Note submitted for conversion will be deemed (so far as may be possible) to be the portion selected for conversion.
Repurchase at the Option of Holders upon a Fundamental Change
If the Company undergoes a “Fundamental Change” at any time, subject to the Company’s superseding rights upon a Merger Event, each Holder will have the right to require the Company to repurchase for cash all of such Holder’s Convertible Notes, or any portion thereof that is equal to $1.00 or an integral multiple of $1.00 in excess thereof, on the date (the “Fundamental Change Repurchase Date”) specified by the Company that is not less than 20 calendar days or more than 35 calendar days following the date of the Fundamental Change Company Notice. The Fundamental Change Repurchase Price will be equal to 100% of the principal amount of the Convertible Notes to be repurchased plus any accrued and unpaid interest.
Repurchases of Convertible Notes will be made at the option of the Holder thereof, upon:
(i)delivery to the Paying Agent by a Holder of a duly completed notice (the “Fundamental Change Repurchase Notice”) if the Convertible Notes are Physical Notes, or in compliance with the Depositary’s procedures for surrendering interests in global notes, if the Convertible Notes are global notes, in each case on or before the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date; and

(ii)delivery of the Convertible Notes, if the Convertible Notes are Physical Notes, to the Paying Agent at any time after delivery of the Fundamental Change Repurchase Notice (together with all necessary endorsements for transfer) at the Corporate Trust Office of the Paying Agent, or book-entry transfer of the Convertible Notes, if the Convertible Notes are global notes, in compliance with the procedures of the Depositary, in each case such delivery being a condition to receipt by the Holder of the Fundamental Change Repurchase Price therefor.
The Fundamental Change Repurchase Notice in respect of any Convertible Notes to be repurchased will state:
(i)in the case of Physical Notes, the certificate numbers of the Convertible Notes to be delivered for repurchase;

(ii)the aggregate principal amount of Convertible Notes to be repurchased, which must be $1.00 or an integral multiple thereof; and
(iii)that the Convertible Notes are to be repurchased by the Company pursuant to the applicable provisions of the Convertible Notes and the Convertible Notes Indenture;
provided, however, that if the Convertible Notes are global notes, the Fundamental Change Repurchase Notice must comply with appropriate Depositary procedures.
Any Holder delivering to the Paying Agent a Fundamental Change Repurchase Notice will have the right to withdraw, in whole or in part, such Fundamental Change Repurchase Notice at any time prior to the close of business on the Business Day prior to the Fundamental Change Repurchase Date by delivery of a written notice of withdrawal to the Paying Agent. The Paying Agent will promptly notify the Company of the receipt by it of any Fundamental Change Repurchase Notice or written notice of withdrawal thereof.
On or before the 20th calendar day after the occurrence of the effective date of a Fundamental Change, the Company will provide to all Holders of Convertible Notes and the Trustee and the Paying Agent (in the case of a Paying Agent other than the Trustee) a notice (the “Fundamental Change Company Notice”) of the occurrence of the effective date of the Fundamental Change and of the repurchase right at the option of the Holders arising as a result thereof. In the case of Physical Notes, such notice will be by first class mail or, in the case of global notes, such notice will be delivered in accordance with the applicable procedures of the Depositary. Simultaneously with providing such notice, the Company will publish a notice containing the information set forth in the Fundamental Change Company Notice in a newspaper of general circulation in The City of New York or publish such information on the Company’s website or through such other public medium as the Company may use at that time. Each Fundamental Change Company Notice shall specify:
(i)the events causing the Fundamental Change;
(ii)the date of the Fundamental Change;
(iii)the last date on which a Holder may exercise the repurchase right;
(iv)the Fundamental Change Repurchase Price;
(v)the Fundamental Change Repurchase Date;
(vi)the name and address of the Paying Agent and the Conversion Agent, if applicable;
(vii)if applicable, the Conversion Rate and any adjustments to the Conversion Rate;
(viii)that the Convertible Notes with respect to which a Fundamental Change Repurchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Repurchase Notice in accordance with the terms of the Convertible Notes Indenture; and
(ix)the procedures that Holders must follow to require the Company to repurchase their Convertible Notes.
No failure of the Company to give the foregoing notices and no defect therein will limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Convertible Notes.
At the Company’s written request, the Trustee shall give such notice in the Company’s name and at the Company’s expense; provided, however, that, in all cases, the text of such Fundamental Change Company Notice shall be prepared by the Company.
Notwithstanding the foregoing, no Convertible Notes may be repurchased by the Company on any date at the option of the Holders upon a Fundamental Change if the principal amount of the Convertible Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Repurchase Price with respect to such Convertible Notes). The Paying Agent will promptly return to the respective Holders thereof any Physical Notes held by it during the acceleration of the Convertible Notes (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Repurchase Price with respect to such Convertible Notes), or any instructions for book-entry transfer of the Convertible Notes in compliance with the procedures of the Depositary shall be deemed to have been cancelled, and, upon such return or cancellation, as the case may be, the Fundamental Change Repurchase Notice with respect thereto shall be deemed to have been withdrawn.

Voting Rights and Inspection Rights
Voting Rights. Holders of Convertible Notes are entitled to vote on all matters on which holders of Common Stock generally are entitled to vote (or, if any, to take action by written consent of the holders of Common Stock), voting together as a single class together with the shares of Common Stock and not as a separate class, on an as-converted basis, at any annual or special meeting of holders of Common Stock of the Company and each holder is entitled to such number of votes as such holder would receive on an as-converted basis on the record date for such vote.

Deemed Liquidation Event. The Certificate of Incorporation expressly provides that approval by the holders of at least 60% of the total voting power of all outstanding securities of the Company generally entitled to vote at a meeting of stockholders (including the Convertible Notes) is required to be obtained prior to the consummation of any Deemed Liquidation Event. “Deemed Liquidation Event” means any acquisition of beneficial ownership of more than 50% of the total voting power of all outstanding securities of the Company generally entitled to vote at a meeting of stockholders (including the Convertible Notes), voting together as a single class, any sales or dispositions of all or substantially all of the assets of the Company on a consolidated basis, or any merger, consolidation, recapitalization or similar transaction where the Common Stock is converted into, or exchanged for, any other consideration.
Special Meetings of Stockholders (including Holders of Convertible Notes) and Actions. The Certificate of Incorporation provides that, subject to the provisions of the Bylaws, special meetings of stockholders of the Company may be called by the Chairperson of the Board, the Chief Executive Officer or a majority of the Board. Subject to the provisions of the Bylaws governing special meetings, holders of not less than 50% of the voting power of all outstanding securities of the Company generally entitled to vote at a meeting of stockholders (including the Convertible Notes) entitled to vote at the proposed special meeting may also call a special meeting of stockholders of the Company by furnishing the Company a written request which states the purpose or purposes of the proposed meeting in the manner set forth in the Bylaws.
The Bylaws provide that prior to the date of the first annual meeting of stockholders, which shall be no earlier than May 29, 2021, no special meeting may be called by the Board or any person for the purposes of electing or removing any director or at which a proposal to elect or remove any director will be acted on unless such meeting is at the written request of the holders of at least 90% of the voting power of all outstanding securities of the Company generally entitled to vote at a meeting of stockholders (including the Convertible Notes), unless such election or removal is to occur in connection with a Deemed Liquidation Event to be duly approved at such special meeting. The Bylaws further provide that any amendment to the foregoing provision must be approved by the affirmative vote of the holders of not less than 90% of the total voting power of all outstanding securities of the Company generally entitled to vote in the election of directors.
Under the Certification of Incorporation, subject to the rights of the holders of any class or series of Preferred Stock then outstanding, any action required or permitted to be taken at any annual or special meeting of stockholders (including the Convertible Notes) may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the DGCL and the Certificate of Incorporation and may not be taken by written consent of stockholders without a meeting.
Amendment of the Certification of Incorporation and Bylaws. None of the provisions in the Certificate of Incorporation may be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of any provision set forth in the Certificate of Incorporation, unless such action is approved by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Company generally entitled to vote at a meeting of stockholders (including the Convertible Notes), voting together as a single class. The Certificate of Incorporation grants to the Board the power to adopt, amend or repeal the Bylaws, subject to any restriction set forth in the Bylaws. Subject to the provisions of the Bylaws, the stockholders and holders of Convertible Notes may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Company generally entitled to vote at a meeting of stockholders (including the Convertible Notes), voting together as a single class.
Board of Directors. The Bylaws provide that the Board shall initially consist of five directors and thereafter, the exact number of directors shall be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the Board. The Certificate of Incorporation provides that any or all of the directors of the Company may be removed from office, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all outstanding securities of the Company generally entitled to vote at a meeting of stockholders (including the Convertible Notes), voting together as a single class. Under the Certificate of Incorporation, except as may be provided in any certificate of designations for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series, vacancies on the Board resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, until such seat is filled at the next election of directors. Our certificate of incorporation and bylaws require all directors, other than the chief executive officer of the Company in his capacity as a director, to satisfy the independence requirements of The Nasdaq Global Market, The Nasdaq Global Select Market and The New York Stock Exchange.
Inspection Rights. Holders of Convertible Notes also have the same right of inspection of the books, accounts and other records of the Company which the holders of Common Stock have or may have under the DGCL or the Company’s Certificate of Incorporation.
In addition, so long as any Convertible Notes remain outstanding, the Company is prohibited from taking any action, directly or indirectly (including without limitation by merger or recapitalization), to amend, alter or repeal, or adopt any provision as part of the Certificate of Incorporation or bylaws of the Company, or of any Successor Company, inconsistent with the voting rights and inspection rights of Holders, except upon the affirmative vote of the Holders of each Convertible Note then outstanding.
Pre-emptive Rights
The Bylaws provide each Holder of the Convertible Notes and each holder of Common Stock issued to each Holder of Convertible Notes upon the conversion of Convertible Notes, preemptive rights to purchase its pro rata portion of any capital stock, equity interest, or other instrument exercisable or exchangeable for or convertible into capital stock or equity interest of the Company or any of its subsidiaries proposed to be issued by the Company or any of its subsidiaries, subject to certain exceptions. The section of the Bylaws containing these preemptive rights will terminate at such time as the Company has a class of equity securities listed on The Nasdaq Global Market, The Nasdaq Global Select Market or The New York Stock Exchange. The Bylaws further provide that any amendment to the section of the Bylaws containing the preemptive rights must be approved by the affirmative vote of not less than 66 2/3% of the total voting power of (i) the outstanding Convertible Notes and (ii) the Common Stock issued upon conversion of the Convertible Notes, with the Convertible Notes and such Common Stock voting together as a single class.
Events of Default and Remedies
The Convertible Notes Indenture provides that each of the following is an “Event of Default” with respect to the Convertible Notes:
1)default in payment of interest on any Convertible Note when due and payable, and the default continues for a period of five (5) Business Days;
2)default in payment of principal of any Convertible Note when due and payable on the Maturity Date, upon any required repurchase, upon declaration of acceleration or otherwise;
3)failure by the Company to comply with its obligation to convert the Convertible Notes in accordance with the Convertible Notes Indenture if such failure continues for five (5) Business Days;
4)failure by the Company to issue a Fundamental Change Company Notice when due if such failure continues for five (5) Business Days;
5)failure by the Company to comply with its obligations if it consolidates with, merges with or into, or sells, conveys, transfers or leases all or substantially all of its properties and assets to another Person (the Successor Company”), which include:
a.the Successor Company must expressly assume, by supplemental indenture all of the obligations of the Company under the Convertible Notes and the Convertible Notes Indenture,
b.the Holders of Convertible Notes must be granted the same equity voting rights and inspection rights in respect of the Successor Company; and
c.immediately after giving effect to such transaction, no Default or Event of Default will have occurred and be continuing under the Convertible Notes Indenture;
6)failure by the Company to keep in full force and effect its corporate existence;
7)the Company’s agreement to any refinancing, replacement, amendment, restatement, supplement or other modification to, or waiver of, any ABL Credit Document or Senior Secured Notes Document (including, for the avoidance of doubt, the Intercreditor Agreement) that would:
a.restrict the Company from making payments in respect of the Convertible Notes or otherwise performing its obligations under the Convertible Notes Indenture, in each case, that would otherwise be permitted under such ABL Credit Document or Senior Secured Notes Document as in effect on the date Effective Date,
b.increase the amount of cash interest payable on the Senior Secured Notes on or prior to the first anniversary of the Effective Date, or
c.amend or modify any provisions regarding the incurrence, amount, security or priority of Additional Notes Collateral Debt (as defined in the Intercreditor Agreement);
8)failure by the Company to deliver notice to the trustee under the Senior Secured Notes Indenture to direct the capitalization of interest as provided in the Senior Secured Notes Indenture;
9)failure by the Company to comply with the covenants set forth in Sections 5.01 (Debt) and 5.02 (Liens) of the Senior Secured Notes Indenture; provided that, for purposes hereof, the reference in Section 5.01(c) and (n) of the Senior Secured Notes Indenture to $2,500,000 and $5,000,000, respectively, will be deemed to be $2,750,000 and $5,500,000, respectively;
10)failure by the Company to distribute to the Holders of Convertible Notes the Distributed Property payable to them, if the Company distributes shares of its Capital Stock, cash, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of the Common Stock under the Convertible Notes Indenture;

11)failure by the Company to issue to Holders of Convertible Notes fully paid and non-assessable shares of Common Stock that are free from all taxes, liens and charges with respect to the issue thereof, upon conversion of the Convertible Notes;
12)failure by the Company to secure any registration or approval for any shares of Common Stock to be provided for the purpose of conversion of Convertible Notes before such shares of Common Stock may be validly issued upon conversion;
13)if at any time the Common Stock is listed on any national securities exchange or automated quotation system, the Company’s failure to list and keep listed, so long as the Common Stock will be so listed on such exchange or automated quotation system, any Common Stock issuable upon conversion of the Convertible Notes;
14)failure by the Company for thirty (30) days after written notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Convertible Notes then outstanding has been received by the Company to comply with any of its other agreements contained in the Convertible Notes or the Convertible Notes Indenture;
15)default by the Company or any Subsidiary of the Company with respect to any indenture, mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $15,000,000 (or its foreign currency equivalent) in the aggregate of the Company and/or any such Subsidiary, whether such indebtedness now exists or shall hereafter be created, (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise;
16)a final judgment or judgments for the payment of $15,000,000 (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against the Company or any Subsidiary of the Company, which judgment is not discharged, bonded, paid, waived or stayed thirty (30) days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;
17)the Company or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or any such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or any such Significant Subsidiary or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; or
18)an involuntary case or other proceeding shall be commenced against the Company or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) consecutive days.
If any Event of Default (other than of a type specified in clause (17) or (18) above) occurs and is continuing under the Convertible Notes Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Convertible Notes may declare the principal amount of, and any accrued interest that has not been paid on, all the outstanding Convertible Notes due and payable immediately. Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately.
In the case of an Event of Default specified in clause (17) or (18) above, an amount in cash per $1,000 principal amount of Convertible Notes equal to the greater of (x) $1,000, plus any accrued interest that has not been paid on such principal amount and (y) the amount to be received by holders of Common Stock in such event per share multiplied by the Conversion Rate on the date such Event of Default, as determined in good faith by the Board of Directors, shall become and shall automatically be immediately due and payable.
If the Convertible Notes are accelerated or otherwise become due prior to the stated maturity as a result of an Event of Default, the amount of principal of, accrued and unpaid interest and premium on the Convertible Notes that becomes due and payable shall equal 100% of the outstanding principal amount of the Convertible Notes on the date of such acceleration, plus accrued and unpaid interest.
The Convertible Notes Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Convertible Notes by written notice to the Company and to the Trustee, may waive any existing Default or Events of Default with respect to the Convertible Notes and rescind and annul such declaration and its consequences, and such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Convertible Notes Indenture; provided that no such waiver or rescission and annulment will extend to or will affect any Default or Event of Default resulting from (i) the nonpayment of the principal (including the Fundamental Change Repurchase Price, if applicable) of, or accrued interest that has not been paid on, any Convertible Notes, (ii) a failure to repurchase any Convertible Notes when required or (iii) a failure to pay or deliver, as the case may be, the consideration due upon conversion of the Convertible Notes.

The Company will deliver to the Trustee within 90 days after the end of each fiscal year of the Company (beginning with the fiscal year ending on December 31, 2020) an officers’ certificate stating whether the signers thereof have knowledge of any failure by the Company to comply with all conditions and covenants then required to be performed under the Convertible Notes Indenture and, if so, specifying each such failure and the nature thereof. In addition, the Company will deliver to the Trustee, as soon as possible, and in any event within 30 days after an officer of the Company has actual knowledge of the occurrence of any Event of Default or Default, an officers’ certificate setting forth the details of such event of Default or Default, its status and the action that the Company is taking or proposing to take in respect thereof.
Supplements to the Convertible Notes Indenture
Supplemental Indentures without the Consent of Holders
The Company, when authorized by the Board of Directors and the Trustee, at the Company’s expense, may from time to time and at any time enter into an indenture or indentures supplemental to the Convertible Notes Indenture for one or more of the following purposes:
(a)to cure any ambiguity, omission, defect or inconsistency;
(b)to provide for the assumption by a Successor Company of the obligations of the Company under the Convertible Notes Indenture, and to provide for the equity voting and other rights provided for in the Convertible Notes Indenture;
(c)add guarantees with respect to the Convertible Notes;
(d)to secure the Convertible Notes;
(e)to add to its covenants for the benefit of the Holders or surrender any right or power conferred upon the Company;
(f)in connection with any Share Exchange Event, to provide that the Convertible Notes are convertible into Reference Property, and make such related changes to the terms of the Convertible Notes to the extent expressly required by the Convertible Notes Indenture;
(g)to comply with the rules of any applicable securities depositary, including the Depositary, so long as such amendment does not adversely affect the rights of any Holder;
(h)to make any amendment to the provisions of the Convertible Notes Indenture relating to the transfer and legending of Convertible Notes as permitted by the Convertible Notes Indenture, including without limitation to facilitate the issuance and administration of the Convertible Notes; provided, however, that such amendment does not adversely affect the rights of Holders;
(i)to appoint a successor trustee, paying agent, conversion agent or registrar with respect to the Convertible Notes; or
(j)to issue additional Convertible Notes.
Upon the written request of the Company, the Trustee is authorized to join with the Company in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to, but may in its discretion, enter into any supplemental indenture that affects the Trustee’s own rights, duties or immunities under the Convertible Notes Indenture or otherwise. Any such supplemental indenture authorized by the provisions above may be executed by the Company and the Trustee without the consent of the Holders of any of the Convertible Notes at the time outstanding.
Supplemental Indenture with the Consent of Holders
With the consent of the Holders of at least a majority of the aggregate principal amount of the Convertible Notes then outstanding, the Company, when authorized by the Board of Directors and the Trustee, at the Company’s expense, may from time to time and at any time enter into an indenture or indentures supplemental to the Convertible Notes Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Convertible Notes Indenture or any supplemental indenture or of modifying in any manner the rights of the Holders; provided, however, that, without the consent of the Holders of at least 85% of the aggregate principal amount of the Convertible Notes then outstanding, no such supplemental indenture will make any change to the provisions restricting the Company’s right to refinance, replace, amend, restate, supplement or modify any ABL Credit Document or Senior Secured Notes Document; provided further that without the consent of each Holder of an outstanding Convertible Note affected, no such supplemental indenture shall:
(a)reduce the amount of Convertible Notes whose Holders must consent to an amendment;
(b)reduce the rate of or extend the stated time for payment of interest on any Convertible Note;
(c)reduce the principal of or extend the Maturity Date of any Convertible Note;

(d)make any change that adversely affects the equity voting and other rights of the Holders provided for in the Convertible Notes Indenture;
(e)make any change that adversely affects the conversion rights of any Convertible Notes except in accordance with the provisions governing the conversion of notes in the Convertible Notes Indenture;
(f)reduce the Fundamental Change Repurchase Price of any Convertible Note or amend or modify in any manner adverse to the Holders the Company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;
(g)make any Convertible Note payable in a currency, or at a place of payment, other than that stated in the Convertible Note;
(h)change the ranking in priority of payment of the Convertible Notes; or
(i)make any change in the provisions governing supplemental indentures in the Convertible Notes Indenture that requires each Holder’s consent or in the provisions governing the acceleration, rescission and annulment of the Convertible Notes or the provisions governing the waivers of defaults by the Holders.
Upon the written request of the Company, and upon the filing with the Trustee of evidence of the consent of Holders, the Trustee shall join with the Company in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under the Convertible Notes Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.
No Personal Liability of Directors, Officers, Employees, and Stockholders
No recourse for the payment of the principal of or accrued interest that has not been paid on any Convertible Note, nor for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Convertible Notes Indenture or in any supplemental indenture or in any Convertible Note, nor because of the creation of any indebtedness represented thereby, will be had against any incorporator, stockholder, employee, agent, Officer or director or Subsidiary, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise. The waiver and release were a condition of, and part of the consideration for, the execution of the Convertible Notes Indenture and the issuance of the Convertible Notes.
Satisfaction and Discharge
The Convertible Notes Indenture will upon request of the Company contained in an Officers’ Certificate cease to be of further effect, and the Trustee, at the expense of the Company, will execute proper instruments acknowledging satisfaction and discharge of the Convertible Notes Indenture, when:
(a)all Convertible Notes theretofore authenticated and delivered (other than Convertible Notes which have been destroyed, lost or stolen and which have been replaced, paid or converted as provided in the Convertible Notes Indenture) have been delivered to the Trustee for cancellation; or
(b)the Company has deposited with the Trustee or delivered to Holders, as applicable, after the Convertible Notes have become due and payable, whether on the Maturity Date, any Fundamental Change Repurchase Date, upon conversion or otherwise, cash or shares of Common Stock, as applicable, sufficient to pay all of the outstanding Convertible Notes and all other sums due and payable under the Convertible Notes Indenture by the Company or satisfy the Company’s conversion obligation; and
(c)the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided in the Convertible Notes Indenture provided for relating to the satisfaction and discharge of the Convertible Notes Indenture have been complied with. Notwithstanding the satisfaction and discharge of the Convertible Notes Indenture, the obligations of the Company to the Trustee under Section 7.06 thereto will survive.
Governing Law
The Convertible Notes Indenture and the Convertible Notes are governed by and construed in accordance with the laws of the State of New York.
Certain Definitions
“ABL Credit Facility” means that certain Credit Agreement, dated as of May 29, 2020,, by and among the Company and certain of its Subsidiaries, as borrowers, the lenders from time to time party thereto and PNC Bank, National Association, as administrative agent, sole lead arranger and sole bookrunner, as may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms of the Convertible Notes Indenture, and as it may be refinanced or replaced in accordance with the Intercreditor Agreement and the Indenture (including any Replacement ABL Credit Facility (as defined in the Intercreditor Agreement)).

“ABL Credit Documents” means the ABL Credit Facility, any intercreditor agreement relating thereto, and all notes, guarantees, security agreements, mortgages, pledge agreements, notices, and each other agreement, instrument, or document executed at any time in connection with the ABL Credit Facility, as may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms of the Indenture.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding anything to the contrary herein, the determination of whether one Person is an “Affiliate” of another Person for purposes of the Convertible Notes Indenture shall be made based on the facts at the time such determination is made or required to be made, as the case may be, hereunder.
“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act for it hereunder.
“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.
“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.
“Capitalization Amount” means, for any Interest Payment Date, an amount per Convertible Note equal to the interest accrued on the Capitalized Principal Amount as of the immediately preceding Interest Payment Date (or, if there is no immediately preceding Interest Payment Date, the interest accrued on the Initial Principal Amount), calculated at the rate of 5.00% per annum for the period from, and including, such immediately preceding Interest Payment Date (or, if there is no immediately preceding Interest Payment Date, from, and including, May 29, 2020) to, but excluding, such Interest Payment Date.
“Capitalized Principal Amount” means, for any date, the principal amount per Convertible Note equal to the Initial Principal Amount of such Convertible Note, as increased on each Interest Payment Date on or prior to such date by the Capitalization Amount for each such Interest Payment Date. When the term “principal amount” of any Convertible Note is used herein, such reference(s) shall be deemed to be reference(s) to the Capitalized Principal Amount of such Convertible Note, unless the context otherwise requires.
“Cash Settlement” means the payment to the converting Holder, in respect of each $1,000 principal amount of Convertible Notes being converted, cash.
“Certificate of Incorporation” means the certificate of incorporation of the Company, as the same may be amended and/or restated, modified or supplemented from time to time.
“close of business” means 5:00 p.m. (New York City time).
“Commission” means the U.S. Securities and Exchange Commission.
“Common Equity” of any Person means (1) Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person and (2) in the case of the Company or any successor company as provided for in the Convertible Notes Indenture, the Convertible Notes on an As-Converted-to-Common-Stock-Basis.
“Conversion Agent” means the office or agency appointed by the Company where Convertible Notes may be presented for conversion. The Conversion Agent appointed by the Company shall initially be the Trustee.
“Conversion Date” means (a) in respect of an optional conversion pursuant to Section 14.01(a) of the Convertible Notes Indenture, the first date that the Holder has complied with the requirements set forth in Section 14.02(b) of the Convertible Notes Indenture, (b) in respect of a conversion at maturity pursuant to Section 14.01(b) of the Convertible Notes Indenture, the second Business Day immediately preceding the Maturity Date and (c) in respect of an accelerated mandatory conversion pursuant to Section 14.01(c) of the Convertible Notes Indenture, the relevant Accelerated Mandatory Conversion Date.
“Conversion Price” means as of any time, $1,000 divided by the Conversion Rate as of such time.
“Corporate Trust Office” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402, Attention: Pioneer Energy Services Notes Administrator, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Company).

“Custodian” means the Trustee, as custodian for The Depository Trust Company, with respect to the global notes, or any successor entity thereto.
“Daily Conversion Value” means, for each of the 30 consecutive Trading Days during the Observation Period, one-thirtieth (1/30th) of the product of (a) the Conversion Rate on such Trading Day and (b) the Daily VWAP for such Trading Day; provided that, for any Trading Day during the Mandatory Conversion Period, the “Daily Conversion Value” shall not be less than $1,000 divided by 30.
“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.
“Defaulted Amounts” means any amounts on any Convertible Note (including, without limitation, the Fundamental Change Repurchase Price, principal and interest) that are due and payable but are not punctually paid or duly provided for.
“Depositary” means, with respect to each global note, the Person specified as the Depositary with respect to such global notes, until a successor shall have been appointed and become such pursuant to the applicable provisions of the Convertible Notes Indenture, and thereafter, “Depositary” shall mean or include such successor.
“Distributed Property” means shares of Capital Stock, cash, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire Capital Stock or other securities, to all or substantially all holders of the Common Stock.
“Fair Market Value” of the Common Stock or other property, as of any date of determination, means the price that a willing buyer would pay to a willing seller for the shares of Common Stock or such property in an arm’s length transaction, with neither party being under any immediate obligation or need to consummate the transaction, assuming such shares of Common Stock are publicly traded and widely distributed with no discount for lack of liquidity; provided that such valuation shall exclude any minority discount. Fair Market Value shall be determined by the Board of Directors and a written notice of such determination shall be given by the Company to the Trustee and the Holders ten (10) days prior to the date of the transaction for which the Fair Market Value is being determined. Unless objected by the Holders of a majority in aggregate principal amount of the Convertible Notes then outstanding within such ten (10)-day period, the Board of Directors’ determination of the Fair Market Value shall be binding on the parties hereto. If the Holders of a majority in aggregate principal amount of the Convertible Notes then outstanding object in writing to the Board of Directors’ determination of the Fair Market Value within such ten (10)-day period, the Company shall hire a nationally recognized accounting firm or investment bank with experience in transactions of comparable size and magnitude at the sole cost and expense of the Company. Such accounting firm or investment bank shall calculate the Fair Market Value and its calculations shall be conclusive and binding upon the parties absent a manifest error.
“Final Settlement Method Election Date” means the 40th Scheduled Trading Day immediately preceding the Maturity Date.
“Fundamental Change” shall be deemed to have occurred if any of the following occurs:
(a) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the equity securities of the Company entitled to vote for members of the Board of Directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); provided that no securityholders of the Company on May 29, 2020 (after giving effect to the transactions contemplated by the Transaction Agreement) shall constitute a “group” for purposes of this definition solely by virtue of the voting agreements among, or commonality of interests of, such securityholders in the bankruptcy proceedings with respect to the Company immediately prior to the date hereof;
(b) the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one of the Company’s Wholly Owned Subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of the Company’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (b);
 (c) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, voting as a single class with the Holders; or
(d) at any time following the Initial Listing Date, the Common Stock (or other common stock underlying the Convertible Notes) ceases to be listed or quoted on a Relevant Exchange for a period of five consecutive Trading Days;

provided, however, that a transaction or transactions described in clause (a) or clause (b) above shall not constitute a Fundamental Change, if at least 90% of the consideration received or to be received by the common stockholders of the Company, excluding cash payments for fractional shares, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on a Relevant Exchange or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Convertible Notes become convertible into such consideration, excluding cash payments for fractional shares (subject to the provisions of Section 14.02(a) of the Convertible Notes Indenture). If any transaction in which the Common Stock is replaced by the securities of another entity occurs, following the effective date of such transaction references to the Company in this definition shall instead be references to such other entity; and
provided, further, that in no event shall the consummation of the transactions contemplated by the Transaction Agreement (including pursuant to the securities purchase agreement referred to therein but excluding, for the avoidance of doubt, subsequent transfers of securities not required by the Transaction Agreement) constitute a Fundamental Change.
“Fundamental Change Repurchase Date” means the date specified by the Company for the repurchase of Convertible Notes as a result of the occurrence of a Fundamental Change, which date shall not be less than 20 calendar days or more than 35 calendar days following the date the Company gives notice of the Fundamental Change.
“Fundamental Change Repurchase Price” means 100% of the principal amount of the Convertible Notes being repurchased, plus any accrued interest that has not been paid to, but excluding, the Fundamental Change Repurchase Date, unless the Fundamental Change Repurchase Date falls after a Regular Record Date but on or prior to the Interest Payment Date to which such Regular Record Date relates, in which case the Company shall instead pay the full amount of accrued interest that has not been paid in cash to Holders of record as of such Regular Record Date.
“Holder,” as applied to any Convertible Note, or other similar terms (but excluding the term “beneficial holder”), means any Person in whose name at the time a particular Convertible Note is registered on the Note Register.
 “Initial Listing Date” means the first date on or after May 29, 2020 that the Common Stock (or other common stock underlying the Convertible Notes) is listed or quoted on a Relevant Exchange.
“Intercreditor Agreement” means the Intercreditor Agreement, dated as of May 29, 2020, among PNC Bank, National Association, as administrative agent under the ABL Credit Facility and Wilmington Trust, National Association, as security agent under the Senior Secured Notes Indenture and acknowledged and agreed by the Company and certain of its Subsidiaries, as may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms of the Convertible Notes Indenture.
“Interest Payment Date” means each May 15 and November 15 of each year, beginning on November 15, 2020.
“Listing Condition” shall be satisfied on any date if the Common Stock is duly listed for trading on a Relevant Exchange as of such date.
“Mandatory Conversion Period” means the 30 consecutive Trading Days beginning on, and including, the 31st Scheduled Trading Day immediately preceding the Maturity Date.
“Market Disruption Event” means, for the purposes of determining amounts due upon conversion (a) a failure by the primary U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.
“Maturity Date” means November 15, 2025.
“Merger Event” shall be deemed to have occurred if any of the following occurs:
(a) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the equity securities of the Company entitled to vote for members of the Board of Directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); provided that no securityholders of the Company on May 29, 2020 (after giving effect to the transactions contemplated by the Transaction Agreement) shall constitute a “group” for purposes of this definition solely by virtue of the voting agreements among, or commonality of interests of, such securityholders in the bankruptcy proceedings with respect to the Company immediately prior to May 29, 2020;

(b) the consummation of (A) any bona fide recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any bona fide share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one of the Company’s Wholly Owned Subsidiaries; provided, however, that a transaction described in clause (A) or (B) in which the holders of all classes of the Company’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Merger Event pursuant to this clause (b); or
 (c) any one or more related (A) bona fide consolidations, amalgamations, mergers or binding share exchanges of the Company or any of its Subsidiaries with or into another Person in which the Company is the continuing entity and which does not result in a reclassification or change of all of the Common Stock outstanding, and (B) acquisitions by the Company or any of its Subsidiaries of substantially all assets, or a business, division, or line of business, of any Person, for which, in the case of this clause (c), either (x) the equity value of the Person or Persons being acquired is, in the aggregate for all such transactions, greater than $100,000,000, or (y) such transactions have been approved by Holders of at least a majority of the aggregate principal amount of the Convertible Notes then outstanding (determined in accordance with Article 8 of the Convertible Notes Indenture);
provided that in no event shall the consummation of the transactions contemplated by the Transaction Agreement (including pursuant to the securities purchase agreement referred to therein but excluding, for the avoidance of doubt, subsequent transfers of securities not required by the Transaction Agreement) constitute a Merger Event.
“Note Register” means the register maintained by the Note Registrar showing registration and transfers of Convertible Notes.
“Note Registrar” means the Person appointed by the Company to maintain the Note Register, which shall initially be the Trustee.
“obligations” means, without duplication, any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or its Subsidiaries, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the Convertible Notes and the Convertible Notes Indenture.
“Observation Period” with respect to any Convertible Note surrendered for conversion means (i) subject to clause (ii), the 30 consecutive Trading Day period beginning on, and including, the second Trading Day immediately succeeding such Conversion Date, and (ii) in respect of any Mandatory Conversion, the Mandatory Conversion Period.
“Officer” means, with respect to the Company, the President, the Chief Executive Officer, the Treasurer, the Secretary, any Executive or Senior Vice President or any Vice President (whether or not designated by a number or numbers or word or words added before or after the title “Vice President”).
 “Officers’ Certificate,” when used with respect to the Company, means a certificate that is delivered to the Trustee and that is signed by (a) two Officers of the Company or (b) one Officer of the Company and one of the Treasurer, any Assistant Treasurer, the Secretary, any Assistant Secretary or the Controller of the Company. Each such certificate shall include the statements provided for in Section 17.05 of the Convertible Notes Indenture if and to the extent required by the provisions of such Section. One of the Officers giving an Officers’ Certificate pursuant to Section 4.08 of the Convertible Notes Indenture (relating to the year-end compliance certificate and certificates as to Defaults and Events of Default) shall be the principal executive, financial or accounting officer of the Company.
“Opinion of Counsel” means an opinion in writing signed by legal counsel, who may be an employee of or counsel to the Company, or other counsel acceptable to the Trustee, that is delivered to the Trustee. Each such opinion shall include the statements provided for in Section 17.05 of the Convertible Notes Indenture if and to the extent required by the provisions of such Section 17.05 of the Convertible Notes Indenture.
“outstanding,” when used with reference to Convertible Notes, shall, subject to the provisions of Section 8.04 of the Convertible Notes Indenture, mean, as of any particular time, all Convertible Notes authenticated and delivered by the Trustee under the Convertible Notes Indenture, except:
(a) Convertible Notes theretofore canceled by the Trustee or accepted by the Trustee for cancellation;
(b) Convertible Notes, or portions thereof, that have become due and payable and in respect of which monies in the necessary amount shall have been deposited in trust with the Trustee or with any Paying Agent (other than the Company) or shall have been set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent);
(c) Convertible Notes that have been paid pursuant to Section 2.06 of the Convertible Notes Indenture or Convertible Notes in lieu of which, or in substitution for which, other Convertible Notes shall have been authenticated and delivered pursuant to the terms of Section 2.06 unless proof satisfactory to the Trustee is presented that any such Convertible Notes are held by protected purchasers in due course;

(d) Convertible Notes converted and required to be cancelled; and
(e) Convertible Notes repurchased by the Company.
“Paying Agent” means an office or agency where the Convertible Notes may be presented. The Trustee shall be the initial Paying Agent.
“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof.
“Physical Notes” means permanent certificated Convertible Notes in registered form issued in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof.
“Physical Settlement” means delivery to the converting Holder, in respect of each $1,000 principal amount of Convertible Notes being converted, of shares of Common Stock, together with cash, if applicable, in lieu of delivering any fractional share of Common Stock.
“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, by statute, by contract or otherwise).
“Reference Property” means the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Share Exchange Event would have owned or been entitled to receive.
“Regular Record Date,” with respect to any Interest Payment Date, means the May 1 or November 1 (whether or not such day is a Business Day) immediately preceding the applicable May 15 or November 15 Interest Payment Date, respectively.
“Relevant Exchange” means any of The New York Stock Exchange, The NYSE American, The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market (or any of their respective successors).
“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the Convertible Notes Indenture.
“Senior Secured Notes” means the $78,125,000 in aggregate principal amount of the Company’s Senior Secured Floating Rate Notes due 2025.
“Senior Secured Notes Documents” means the Senior Secured Notes Indenture and the other “Notes Documents” under and as defined in the Senior Secured Notes Indenture, as each document may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of the Convertible Notes Indenture.
“Senior Secured Notes Indenture” means the Convertible Notes Indenture relating to the Senior Secured Notes dated as of May 29, 2020, among the Company, the guarantors party thereto and Wilmington Trust, National Association, as trustee and security agent, as such document may be amended, restated, supplemented or otherwise modified from time to time, in accordance with the terms of the Convertible Notes Indenture.
“Settlement Method” means, with respect to any conversion of Convertible Notes, Physical Settlement or Cash Settlement, as elected (or deemed to have been elected) by the Company.
 “Share Exchange Event” means (i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination), (ii) any consolidation, merger, combination or similar transaction involving the Company, (iii) any sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s Subsidiaries substantially as an entirety or (iv) any statutory share exchange, in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof).
“Significant Subsidiary” means a Subsidiary of the Company that meets the definition of “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act.
“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.
“Successor Company” means the resulting, surviving or transferee Person to the Company in any merger, sale or transfer or lease all or substantially all of the Company’s properties and assets permitted by the Convertible Notes Indenture.
“Transaction Agreement” means the transaction agreement dated as of, and filed in the United States Bankruptcy Court for the Southern District of Texas on, May 9, 2020, among the Consenting Term Lenders and the Participating Noteholders (each as defined therein) [Docket No. 316].
“transfer” means any sale, pledge, transfer or other disposition whatsoever of any Convertible Note.
“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, as it was in force on May 29, 2020; provided, however, that in the event the Trust Indenture Act of 1939 is amended after the date hereof, the term “Trust Indenture Act” shall mean, to the extent required by such amendment, the Trust Indenture Act of 1939, as so amended.
“Trustee” means Wilmington Trust, National Association until a successor trustee shall have become such pursuant to the applicable provisions of the Convertible Notes Indenture, and thereafter “Trustee” shall mean or include each Person who is then a Trustee thereunder.
“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, except that, solely for purposes of this definition, the reference to “more than 50%” in the definition of “Subsidiary” shall be deemed replaced by a reference to “100%”.
Registration Rights Agreement
Pursuant to the Plan, on the Effective Date, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with certain parties who received the Common Stock and the Convertible Notes on the Effective Date.
A description of the material provisions of the Registration Rights Agreement is contained in the Company’s Current Report on Form 8-K filed with the Commission on June 2, 2020, which description is incorporated herein by reference.
The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement, which is filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Commission on June 2, 2020 and incorporated herein by reference.

PLAN OF DISTRIBUTION

This prospectus relates to the offer and resale by the selling securityholders named in this prospectus of (i) up to $167,440,199 aggregate principal amount of Convertible Notes, inclusive of $39,601,292 aggregate principal amount of additional Convertible Notes that are issuable as in-kind interest payments on the currently outstanding Convertible Notes through their maturity date, (ii) 749,428 shares of our Common Stock, and (iii) up to 12,558,015 shares of our Common Stock issuable upon conversion of the Convertible Notes. The Securities offered by this prospectus may be sold or distributed from time to time by the selling securityholders, or by their pledgees, donees, partners, members, transferees or other successors, in any one or more of the following methods:
•directly to one or more purchasers in privately negotiated transactions;
•in underwritten offerings;
•through ordinary brokerage transactions, or other transactions involving brokers, dealers or agents;
•on any national securities exchange or quotation service on which the Securities may be listed or quoted at the time of the sale;
•in the over-the-counter market;
•through block trades in which the broker or dealer engaged to handle the block trade will attempt to sell the Securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•through the writing of options (including the issuance by the selling securityholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;
•through short sales;
•in hedging transactions;
•through the distribution by a selling securityholder to its partners, members or stockholders;
•through a combination of any of the above methods of sale; or
•by any other method permitted pursuant to applicable law.

The Securities may also be exchanged pursuant to this prospectus for satisfaction of the selling securityholders’ obligations or other liabilities to their creditors. Such transactions may or may not involve brokers or dealers.
The prices at which the Securities offered by this prospectus are sold may include:
•a fixed price or prices, which may be changed;
•prevailing market prices at the time of sale;
•prices related to prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•varying prices determined at the time of sale; or
•negotiated prices.

At the time a particular offering of the Securities is made, a prospectus supplement, if required, will be distributed, which will set forth the names of the selling securityholders, the aggregate amount of the Securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling securityholders, (3) any discounts, commissions or concessions allowed or re-allowed to be paid to broker-dealers, (4) any other offering expenses, (5) any securities exchanges on which the Securities may be listed, (6) the method of distribution of the Securities, (7) the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers, and (8) any other material information.
The selling securityholders may from time to time pledge or grant a security interest in some or all of the Securities, and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Securities from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee. The list of selling securityholders may similarly be amended to include any donee, transferee or other successor of the selling securityholders.
The selling securityholders and any broker-dealers or agents who participate in the distribution of the Securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. As a result, any profits on the sale of the Securities by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities as underwriters under the Securities Act.

If Securities are sold through underwriters or broker-dealers, each selling securityholder will be responsible for underwriting fees, discounts and commissions or transfer taxes applicable to the sale of such selling securityholder’s Securities.
The selling securityholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Securities by the selling securityholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the Securities. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.
In order to comply with the securities laws of certain states, if applicable, the Securities may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Securities may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.
We know of no existing arrangements between any selling securityholder, any other securityholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the Securities offered by this prospectus. To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the Securities by the selling securityholder. There can be no assurance that any selling securityholder will sell any or all of the Securities pursuant to this prospectus.
Pursuant to the Registration Rights Agreement, we are obligated to provide customary indemnification to the selling securityholders. In addition, we have agreed to pay all fees and expenses incurred in connection with the registration of the Securities, including the payment of (i) all stock exchange, Commission, FINRA and other registration and filing fees, (ii) all fees and expenses incurred in connection with complying with any securities or blue sky laws, (iii) all printing, messenger and delivery expenses, (iv) all fees, charges and disbursements of counsel to the Company and of its independent public accountants and any other accounting and legal fees, charges and expenses incurred by the Company and others retained by the Company and (v) all fees and expenses incurred in connection with the listing of the Securities on a national securities exchange or alternative securities exchange.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been informed that in the opinion of the Commission this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
This offering will terminate on the date that all of the Securities offered by this prospectus have been sold by the selling securityholders.
The selling securityholders may also sell Securities pursuant to Section 4(a)(7) of the Securities Act or Rule 144 under the Securities Act, or other exemption from registration under the Securities Act, rather than this prospectus, in each case if such exemption is available.

EXPERTS

The consolidated financial statements of Pioneer Energy Services Corp. and subsidiaries as of and for the years ended December 31, 2019 and 2018, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2019 consolidated financial statements contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and is facing risks and uncertainties surrounding its Chapter 11 proceedings that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The audit report covering the December 31, 2019 consolidated financial statements refers to a change in the method of accounting for leases.

LEGAL MATTERS

The validity of the Securities offered hereby will be passed upon for us by Norton Rose Fulbright US LLP.

PIONEER ENERGY SERVICES CORP.

749,428 Shares of Common Stock

5.00% Convertible Senior Unsecured PIK Notes due 2025

12,558,015 Shares of Common Stock Issuable Upon Conversion of the 5.00% Convertible Senior Unsecured PIK Notes due 2025

__________________

PRELIMINARY PROSPECTUS

__________________

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses expected to be incurred in connection with the issuance and distribution of the securities being registered hereby (other than underwriting discounts and commissions). All of such expenses are estimates, except for the SEC registration fee, and all of such expenses will be paid by the registrant.

SEC registration fee	$
Accounting fees and expenses	$
Legal fees and expenses	$
Financial printer fees and expenses	$
Transfer agent and registrar fees	$
Other expenses	$
Total	$

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and others against expenses (including attorneys’ fees) in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director or an officer is successful on the merits or otherwise in the defense of any action referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify that director or officer against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.
Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.
Article 8 of the Registrant’s certificate of incorporation provides that no director shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty by such director to the fullest extent permitted by Delaware law. Neither the amendment nor repeal of Article 8 of the Registrant’s certificate of incorporation, nor the adoption of any provision of the Registrant’s certificate of incorporation or bylaws, nor to the fullest extent permitted by Delaware law, any modification of law, shall adversely affect any right or protection of any person granted pursuant to the Registrant’s certificate of incorporation existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed). If Delaware law is amended to permit further elimination or limitation of the personal liability of directors, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by Delaware law as so amended.
In addition, Article 8 of the Registrant’s certificate of incorporation provides that the Registrant shall indemnify and hold harmless to the fullest extent permitted by law each person who was or is made or is threatened to be made a party or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Except in connection with a suit to enforce the provisions of Article 8 of the Registrant’s certificate of incorporation, the covered persons shall be entitled to indemnification in connection with a Proceeding (or part thereof) commenced by such covered person only if the commencement of such Proceeding (or part thereof) was authorized by the Registrant’s board of directors. The right to indemnification shall also include the right to be paid by the Registrant the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent permitted by Delaware law.
The Registrant has entered into indemnification agreements with each of its directors and its officers that generally obligate the Registrant to indemnify the applicable indemnitee to the fullest extent permitted by applicable law. In addition, the Registrant has an existing directors and officers liability insurance policy.
II

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES
On July 17, 2020, the Company entered into a separation agreement with its former chief executive officer, pursuant to which the Company issued him a restricted stock award of 90,000 shares of Common Stock under the Pioneer Energy Services Corp. 2020 Employee Incentive Plan. The shares were issued in reliance on the exemption set forth in Section 4(a)(2) of the Securities Act.

Upon emergence from Chapter 11 on May 29, 2020 and the effectiveness of the Plan, all previously issued and outstanding equity interests were canceled and the Company issued a total of 1,049,804 shares of Common Stock, with approximately 94.25% of such new Common Stock issued to the holders of our prepetition 6.125% senior notes outstanding immediately prior to the Effective Date and the remaining approximately 5.75% issued to the holders of our common stock outstanding immediately prior to the Effective Date. Upon the effectiveness of the Plan, the Company also issued $129.8 million aggregate principal amount of Convertible Notes, which are convertible into Common Stock at the rate of 75 shares per $1,000 principal amount of Convertible Notes, and which on the Effective Date were convertible into approximately 9,732,825 shares of Common Stock.

The shares of Common Stock described above were exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 1145 of Chapter 11 of Title 11 of the United States Code (which generally exempts from such registration requirements the issuance of securities under a plan of reorganization). The Convertible Notes described above were exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof and Regulation D promulgated thereunder.
ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)    Exhibits.
The following Exhibits are filed as part of this registration statement unless otherwise indicated.
III

EXHIBIT INDEX

Exhibit Number		Description

2.1*	-
Order of the Bankruptcy Court, dated May 11, 2020, confirming Pioneer’s Joint Prepackaged Plan of Reorganization under the Bankruptcy Code, together with such Joint Prepackaged Plan of Reorganization (Form 8-K dated May 11, 2020 (File No. 1-8182, Exhibit 2.1)).

3.1*	-	Certificate of Incorporation of Pioneer Energy Services Corp. (Form 8-K dated May 29, 2020 (File No. 1-8182, Exhibit 3.1)).

3.2*	-	Amended and Restated Bylaws of Pioneer Energy Services Corp. (Form 8-K dated May 29, 2020 (File No. 1-8182, Exhibit 3.2)).

4.1*	-	Specimen Common Stock Certificate (New Common Stock) (Form 8-A/A dated June 5, 2020 (File No. 1-8182, Exhibit 4.4)).

4.2*	-	Convertible Notes Indenture, dated May 29, 2020 (Form 8-K dated May 29, 2020 (File No. 1-8182, Exhibit 4.1)).

4.3*	-	Convertible Notes (Form 8-K dated May 29, 2020 (File No. 1-8182, Exhibit 4.2)).

4.4*	-	Senior Secured Notes Indenture, dated May 29, 2020 (Form 8-K dated May 29, 2020 (File No. 1-8182, Exhibit 4.3)).

4.5*	-	Senior Secured Notes (Form 8-K dated May 29, 2020 (File No. 1-8182, Exhibit 4.4)).

4.6*	-	Registration Rights Agreement, dated May 29, 2020 (Form 8-K dated May 29, 2020 (File No. 1-8182, Exhibit 10.3)).

5.1**	-	Legal Opinion of Norton Rose Fulbright US LLP

10.1*	-	ABL Credit Agreement, dated May 29, 2020 (Form 8-K dated May 29, 2020 (File No. 1-8182, Exhibit 10.1)).

10.2*	-	Intercreditor Agreement, dated May 29, 2020 (Form 8-K dated May 29, 2020 (File No. 1-8182, Exhibit 10.2)).

10.3*	-	Pioneer Energy Services Corp. 2020 Employee Incentive Plan (Form 8-K dated May 29, 2020 (File No. 1-8182, Exhibit 10.4)).

10.4*	-	Pioneer Energy Services Corp. Key Executive Severance Plan (Form 8-K dated May 29, 2020 (File No. 1-8182, Exhibit 10.5)).

10.5*	-
First Amendment to ABL Credit Agreement, dated as of August 7, 2020, by and among Pioneer Energy Services Corp., certain of its subsidiaries party thereto, the several lenders party thereto, and PNC Bank, National Association, as administrative agent (Form 8-K dated August 7, 2020 (File No. 1-8182, Exhibit 10.1)).

10.6*+	-	Consulting Agreement, dated as of July 17, 2020, by and between Pioneer Energy Services Corp. and Matthew S. Porter (Form 8-K dated July 22, 2020 (File No. 1-8182, Exhibit 10.1)).

10.7*+	-	Separation Agreement and Release, dated as of July 17, 2020, by and between Pioneer Energy Services Corp. and Wm. Stacy Locke (Form 8-K dated July 22, 2020 (File No. 1-8182, Exhibit 10.2)).

10.8*+	-	Extension of Consulting Agreement, dated as of October 14, 2020, by and between Pioneer Energy Services Corp. and Matthew S. Porter (Form 8-K dated October 14, 2020 (File No. 1-8182. Exhibit 10.1)).

23.1**	-	Consent of Norton Rose Fulbright US LLP (included as part of Exhibit 5.1).

23.2**	-	Consent of Independent Registered Public Accounting Firm – KPMG LLP

24.1**	-	Power of Attorney (included on the signature page hereto)

*	Incorporated by reference to the filing indicated.
**	Filed herewith.
#	Furnished herewith.
+	Management contract or compensatory plan or arrangement.

(b)    Financial Statement Schedules.
Schedules have been omitted because the information set forth therein is not material, not applicable or is included in the financial statements or related notes of the prospectus which forms a part of this registration agreement.
ITEM 17. UNDERTAKINGS
(a)The undersigned registrant hereby undertakes:
1.To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
IV

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
2.    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4.    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
5.    That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
6.    That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(b)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

V

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Antonio, State of Texas, on November 24, 2020.

PIONEER ENERGY SERVICES CORP.
By:	/s/ Lorne E. Phillips
Lorne E. Phillips
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below hereby appoints Bryce T. Seki and Kurt Forkheim, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, any and all amendments, including post-effective amendments to this Registration Statement on Form S-8, and to sign any and all additional registration statements relating to the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Mathew S. Porter	Interim Chief Executive Officer and Director (Principal Executive Officer)	November 24, 2020
Matthew S. Porter

/s/ Lorne E. Phillips	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 24, 2020
Lorne E. Phillips

/s/ David Coppé	Director	November 24, 2020
David Coppé

/s/ John David Jacobi	Director	November 24, 2020
John David Jacobi

/s/ Charles K. Thompson	Director	November 24, 2020
Charles K. Thompson

VI

EXHIBIT INDEX

Exhibit Number		Description

2.1*	-
Order of the Bankruptcy Court, dated May 11, 2020, confirming Pioneer’s Joint Prepackaged Plan of Reorganization under the Bankruptcy Code, together with such Joint Prepackaged Plan of Reorganization (Form 8-K dated May 11, 2020 (File No. 1-8182, Exhibit 2.1)).

3.1*	-	Certificate of Incorporation of Pioneer Energy Services Corp. (Form 8-K dated May 29, 2020 (File No. 1-8182, Exhibit 3.1)).

3.2*	-	Amended and Restated Bylaws of Pioneer Energy Services Corp. (Form 8-K dated May 29, 2020 (File No. 1-8182, Exhibit 3.2)).

4.1*	-	Specimen Common Stock Certificate (New Common Stock) (Form 8-A/A dated June 5, 2020 (File No. 1-8182, Exhibit 4.4)).

4.2*	-	Convertible Notes Indenture, dated May 29, 2020 (Form 8-K dated May 29, 2020 (File No. 1-8182, Exhibit 4.1)).

4.3*	-	Convertible Notes (Form 8-K dated May 29, 2020 (File No. 1-8182, Exhibit 4.2)).

4.4*	-	Senior Secured Notes Indenture, dated May 29, 2020 (Form 8-K dated May 29, 2020 (File No. 1-8182, Exhibit 4.3)).

4.5*	-	Senior Secured Notes (Form 8-K dated May 29, 2020 (File No. 1-8182, Exhibit 4.4)).

4.6*	-	Registration Rights Agreement, dated May 29, 2020 (Form 8-K dated May 29, 2020 (File No. 1-8182, Exhibit 10.3)).

5.1**	-	Legal Opinion of Norton Rose Fulbright US LLP

10.1*	-	ABL Credit Agreement, dated May 29, 2020 (Form 8-K dated May 29, 2020 (File No. 1-8182, Exhibit 10.1)).

10.2*	-	Intercreditor Agreement, dated May 29, 2020 (Form 8-K dated May 29, 2020 (File No. 1-8182, Exhibit 10.2)).

10.3*	-	Pioneer Energy Services Corp. 2020 Employee Incentive Plan (Form 8-K dated May 29, 2020 (File No. 1-8182, Exhibit 10.4)).

10.4*	-	Pioneer Energy Services Corp. Key Executive Severance Plan (Form 8-K dated May 29, 2020 (File No. 1-8182, Exhibit 10.5)).

10.5*	-
First Amendment to ABL Credit Agreement, dated as of August 7, 2020, by and among Pioneer Energy Services Corp., certain of its subsidiaries party thereto, the several lenders party thereto, and PNC Bank, National Association, as administrative agent (Form 8-K dated August 7, 2020 (File No. 1-8182, Exhibit 10.1)).

10.6*+	-	Consulting Agreement, dated as of July 17, 2020, by and between Pioneer Energy Services Corp. and Matthew S. Porter (Form 8-K dated July 22, 2020 (File No. 1-8182, Exhibit 10.1)).

10.7*+	-	Separation Agreement and Release, dated as of July 17, 2020, by and between Pioneer Energy Services Corp. and Wm. Stacy Locke (Form 8-K dated July 22, 2020 (File No. 1-8182, Exhibit 10.2)).

10.8*+	-	Extension of Consulting Agreement, dated as of October 14, 2020, by and between Pioneer Energy Services Corp. and Matthew S. Porter (Form 8-K dated October 14, 2020 (File No. 1-8182. Exhibit 10.1)).

23.1**	-	Consent of Norton Rose Fulbright US LLP (included as part of Exhibit 5.1).

23.2**	-	Consent of Independent Registered Public Accounting Firm – KPMG LLP

24.1**	-	Power of Attorney (included on the signature page hereto)

*	Incorporated by reference to the filing indicated.
**	Filed herewith.
#	Furnished herewith.
+	Management contract or compensatory plan or arrangement.